Filed Pursuant to Rule 424(b)(5)

Registration No. 333-114815

The information in this preliminary prospectus supplement and our prospectus dated May 18, 2004 is not complete and may be changed. The preliminary prospectus supplement and our prospectus dated May 18, 2004 are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 11, 2005

Prospectus Supplement to Prospectus Dated May 18, 2004

4,500,000 Shares

Common Stock

We are offering 4,500,000 shares of our common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “ISTA.” On January 6, 2005, the last reported sale price for our common stock was $10.68 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-6.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 675,000 shares from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint-Book Running Managers

Banc of America Securities LLC	Thomas Weisel Partners LLC

Lazard	C.E. Unterberg, Towbin

The date of this prospectus supplement is January     , 2005.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. This prospectus supplement may add, update or change information in the accompanying prospectus. Unless the context otherwise requires, references to “we,” “us” or the “company” in this prospectus supplement and the accompanying prospectus mean ISTA Pharmaceuticals, Inc. and its subsidiaries. Vitrase®, Istalol™, Xibrom™, Caprogel®, ISTA™, ISTA Pharmaceuticals™ and the ISTA logo are our trademarks, either owned or under license.

We obtained the market data and industry information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, as well as the financial statements and the other information incorporated by reference herein before making an investment decision.

ISTA Pharmaceuticals

We are a specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye. We recently launched in the United States our first product, Istalol for the treatment of glaucoma, and are currently launching in the United States our second product, Vitrase for use as a spreading agent. In addition, we have two New Drug Applications, or NDAs, on file with the U.S. Food and Drug Administration, or FDA, one for Vitrase for the treatment of vitreous hemorrhage and one for Xibrom for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery.

We continue to expand our commercial infrastructure in connection with the marketing, sale and distribution of our approved products in the United States. We estimate that approximately 10,000 ophthalmologists write the majority of the prescriptions for serious conditions of the eye in the United States. In connection with our launch of Vitrase, we are currently expanding our sales force to approximately 50 sales representatives to better reach this physician population. We further intend to expand our sales force to approximately 70 persons in conjunction with our expected U.S. launch of Xibrom, if approved by the FDA. We intend to leverage our commercial capabilities for our other late-stage product candidates and additional products we may develop or acquire in the future.

We believe that the prescription market in the United States for ophthalmic pharmaceutical products represents a significant and growing market. According to industry sources, this market had annual sales in 2003 of approximately $2.8 billion and a historic growth rate of over 12% per year over the past five years.

Our Products and Pipeline

Istalol

Istalol is a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. We received FDA approval of Istalol in June 2004 and launched Istalol in the United States in the third quarter of 2004. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions of Istalol cannot be legally substituted at pharmacies with generic timolol maleate solutions.

Beta-blockers are a large group of approved medications that block specific receptors in the central nervous system and are used in the treatment of a number of diseases including glaucoma. Timolol maleate, which is currently available from several manufacturers, is the leading beta-blocker to treat glaucoma in the United States. In clinical trials, Istalol, given once-a-day, has shown efficacy and safety comparable to a timolol maleate solution, given twice-a-day. Other than Istalol, the only available formulations of timolol maleate which have demonstrated efficacy with once-a-day dosing are gels, which have been known to cause blurring of patients’ vision. We acquired U.S. marketing rights for Istalol under a license agreement with Senju Pharmaceuticals Co., Ltd.

According to data compiled by IMS Health, we estimate the U.S. glaucoma pharmaceutical market is approximately $1.3 billion annually. Of this market, the ophthalmic beta-blocker segment represents approximately $170 million per year, primarily at generic prices, with over 4.4 million prescriptions written annually.

Vitrase

Vitrase is a highly purified, proprietary formulation of ovine hyaluronidase. In May 2004, the FDA approved our NDA for Vitrase, in a lyophilized 6,200 USP units multi-purpose vial, for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. In October 2004, the FDA informed us that Vitrase for use as a spreading agent was entitled to five-year new chemical market exclusivity under the federal Food, Drug and Cosmetic Act. In December 2004, the FDA approved our supplemental NDA for Vitrase for use as a spreading agent at a concentration of 200 USP units/mL in sterile solution. We believe the 200 USP units/mL product will help facilitate utilization, aid in obtaining appropriate third party reimbursement and enhance market acceptance. We are currently launching Vitrase for use as a spreading agent in both approved vial sizes.

We are also developing Vitrase for the treatment of vitreous hemorrhage and diabetic retinopathy. In October 2002, we submitted an NDA for Vitrase for the treatment of vitreous hemorrhage by injection into the posterior region of the eye. In April 2003, the FDA issued an approvable letter citing issues primarily related to the sufficiency of the efficacy data submitted with this NDA. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. We have submitted information to the FDA in response to its comments contained in the approvable letter. We believe that all non-clinical issues have been resolved with the FDA, and we are continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, we will determine the next appropriate steps in the approval process of Vitrase for the treatment of vitreous hemorrhage. The continued development of Vitrase for the treatment of diabetic retinopathy will be dependent upon the FDA’s evaluation of the Vitrase NDA for the treatment of vitreous hemorrhage, among other factors.

Based on published reports, we believe the potential annual market opportunity for Vitrase for use as a spreading agent consists of the approximately 3,000,000 ophthalmic surgeries performed in the United States each year, of which approximately 2,600,000 are cataract surgeries. In addition, based on data compiled for us by The Wilkerson Group, we believe that the potential annual market opportunity in the United States for Vitrase for the treatment of vitreous hemorrhage is approximately 225,000 cases. We intend to seek a higher reimbursement price for Vitrase for the treatment of vitreous hemorrhage, and therefore we believe that this market represents a larger market opportunity for Vitrase than for use as a spreading agent.

In September 2004, we entered into a new agreement with Allergan, Inc., replacing our previous Vitrase collaboration, and reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets. Under the new agreement, we agreed to pay Allergan $10.0 million, $6.5 million at signing and $3.5 million plus interest from the net proceeds we receive from this offering. We also will make royalty payments to Allergan on our U.S. sales of Vitrase for use in the posterior region of the eye. Allergan has an option to commercialize Vitrase in Europe subsequent to European Union, or EU, product approval. If Allergan does not exercise its option, then such European rights will revert to us, and Allergan will be paid a royalty on our European sales of Vitrase for use in the posterior region of the eye. Under our agreement with Allergan, we have responsibility to file for regulatory approval for Vitrase for the treatment of vitreous hemorrhage in the EU.

Xibrom

Xibrom is a topical non-steroidal anti-inflammatory formulation of bromfenac for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. Senju launched this product in Japan in 2000. We acquired U.S. marketing rights for Xibrom under a license agreement with Senju. We completed two pivotal Phase III clinical studies of Xibrom in the United States. In these studies, a statistically significant proportion of patients treated with Xibrom achieved treatment success, defined as the complete absence of ocular inflammation, compared to those patients who received placebo. We submitted an NDA for Xibrom in May 2004. In July 2004, the FDA accepted our Xibrom NDA for filing and review. Based on the Prescription Drug User Fee Act, or PDUFA, action date, we expect a response from the FDA on our Xibrom NDA by the end of the first quarter of 2005. Based on data compiled by NDC Health, we estimate that over 5.4 million prescriptions are written annually for topical ophthalmic anti-inflammatory agents in the United States.

Ecabet Sodium

We are developing ecabet sodium as a prescription eye drop for the treatment of dry eye syndrome. Ecabet sodium represents a new class of molecules that increases the quantity and quality of mucin produced by conjunctival goblet cells and corneal epithelia. Mucin is a glycoprotein component of tear film that lubricates while retarding moisture loss from tear evaporation. Ecabet sodium is currently marketed in Japan as an oral agent for treatment of gastric ulcers and gastritis. In November 2004, we acquired U.S. marketing rights to ecabet sodium for the treatment of dry eye syndrome under a license agreement with Senju. Senju has commenced Phase II testing of the product in Japan for the treatment of dry eye syndrome. We anticipate completing an additional Phase IIb study in the second half of 2005. Depending upon the results of our Phase IIb study, we expect to design and initiate two Phase III studies.

Based on data compiled from various publicly available sources, we estimate that annual sales in the U.S. prescription dry eye market are expected to be approximately $80 to $100 million in 2004 and are anticipated to grow to approximately $350 to $700 million within three to five years.

Caprogel

Caprogel, a topical gel formulation of aminocaproic acid for treatment of hyphema, has received an orphan drug designation from the FDA. Hyphema is a term used to describe bleeding in the anterior chamber, the space between the cornea and the iris, of the eye. In May 2002, we acquired worldwide marketing rights for Caprogel under a license agreement with the Eastern Virginia Medical School. We are currently conducting feasibility studies for Caprogel’s reformulation and commercialization. Once completed, and if these studies yield promising results, we intend to pursue the remaining Phase III clinical development. Based on data compiled for us by Milliman U.S.A., we believe that hyphema affects an estimated 50,000 patients per year in the United States. Currently, no available pharmaceutical agent is approved for the treatment of hyphema.

Marketing and Sales

We continue to expand our commercial infrastructure in connection with the marketing, sale and distribution of our approved products in the United States. We recently launched our first product, Istalol, and are currently launching our second product, Vitrase for use as a spreading agent. We have hired four regional sales managers, and have entered into a multi-year service agreement with Ventiv Health under which they provide us with a dedicated nationwide specialty sales force, which promotes our products exclusively. Under the terms of our agreement, Ventiv Health provides full-time sales representatives selected by and reporting to our senior sales and marketing management team. We currently are expanding our sales force to approximately 50 sales representatives to support the commercial launch of Vitrase for use as a spreading agent. We further intend to expand our sales force to approximately 70 persons in conjunction with our expected U.S. launch of Xibrom, if approved by the FDA. Under our agreement with Ventiv Health, we have the right to hire the sales representatives Ventiv Health provides us for a nominal fee. In connection with our current sales force expansion, we intend to exercise this right so that these sales representatives will become our employees during the first quarter of 2005. We intend to have Ventiv Health continue to provide us with administrative and other services, including recruitment, training, analytics, and full operational support. We plan to target our commercialization efforts towards approximately 10,000 ophthalmologists, who comprise the most prolific prescribers of ophthalmic beta-blockers, non-steroidal anti-inflammatories and the highest volume cataract surgeons.

Our Strategy

Our goal is to become a leading specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye. We intend to capitalize on our management’s collective experience developing and commercializing ophthalmic products by:

•	Launching and gaining market acceptance of our two approved products, Istalol and Vitrase;

•	Obtaining regulatory approval for our late-stage product candidates, including Xibrom;

•	Continuing to expand our commercial infrastructure for our currently approved products which we can leverage to commercialize future products;

•	Pursuing opportunistic acquisitions or licenses of marketed and late-stage clinical products; and

•	Leveraging our development capabilities to identify and advance our own late-stage product opportunities.

Recent Developments

The following recent developments have occurred since October 1, 2004.

•	In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions of Istalol cannot be legally substituted at pharmacies with generic timolol maleate solutions.

•	In October 2004, the FDA informed us that Vitrase for use as a spreading agent was entitled to five-year new chemical market exclusivity under the U.S. Food, Drug and Cosmetic Act.

•	In October 2004, we announced our first net revenues from product sales of approximately $1.8 million from sales of Istalol for the quarter ended September 30, 2004.

•	In November 2004, we acquired U.S. marketing rights to ecabet sodium, a prescription eye drop being developed for the treatment of dry eye syndrome, under a license agreement with Senju.

•	In December 2004, the FDA approved our supplemental NDA for Vitrase for use as a spreading agent at a concentration of 200 USP units/mL in sterile solution.

•	In January 2005, we commenced our U.S. commercial launch of Vitrase for use as a spreading agent.

Company Information

We incorporated in California in February 1992 as Advanced Corneal Systems, Inc. In March 2000, we changed our name to ISTA Pharmaceuticals, Inc., and we reincorporated in Delaware in August 2000. Our corporate headquarters are located at 15295 Alton Parkway Irvine, CA 92618, and our telephone number is (949) 788-6000.

We have incurred losses since inception and had an accumulated deficit of $178.4 million through September 30, 2004. Our losses have resulted primarily from research and development activities, including clinical trials, general and administrative expenses and a deemed dividend to our preferred shareholders. We expect to continue to incur operating losses for the foreseeable future as we continue to conduct research, development and clinical testing activities, to seek regulatory approval for our product candidates, and to prepare to launch and launch our approved products.

The Offering

Common stock offered by us	4,500,000 shares

Common stock to be outstanding after the offering	23,866,335 shares

Over-allotment option	675,000 shares

Use of proceeds

Net proceeds of this offering that we receive will be used to finance potential acquisitions and licensing of complementary businesses, assets, technologies and products; fund the continued development of our product candidates, the expansion of our commercial infrastructure to launch our approved products and other general corporate purposes, including working capital, and repayment of our remaining debt of $3.5 million plus interest to Allergan from our September 2004 reacquisition of the U.S. rights to Vitrase. See “Use of Proceeds.”

Nasdaq National Market symbol	ISTA

The total number of shares of common stock outstanding after this offering is based on 19,366,335 shares outstanding as of January 6, 2005, and excludes:

•	39,894 shares of common stock issuable upon exercise of stock options outstanding as of January 6, 2005, at a weighted average exercise price of $7.56 per share, under our 1993 Stock Plan;

•	2,479,580 shares of common stock issuable upon exercise of stock options outstanding as of January 6, 2005, at a weighted average exercise price of $5.73 per share, under our 2000 Stock Plan, as amended;

•	159,200 shares of common stock issuable upon exercise of stock options outstanding as of January 6, 2005, at a weighted average exercise price of $10.65 per share, under our 2004 Performance Incentive Plan;

•	145,461 shares of common stock issuable upon exercise of stock options outstanding as of January 6, 2005, at a weighted average exercise price of $16.28 per share, under individual stock agreements outside of our stock plans;

•	1,723,683 shares of common stock reserved for future issuance upon exercise of warrants outstanding as of January 6, 2005 with an exercise price of $3.80 per share;

•	29,023 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan as of January 6, 2005; and

•	1,992,256 additional shares of common stock reserved for future issuance under our 2004 Performance Incentive Plan as of January 6, 2005.

Unless otherwise specifically stated, information throughout this prospectus assumes no exercise of outstanding options or warrants to purchase shares of common stock and no exercise of the underwriters’ over-allotment option.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to Our Business

If we do not receive and maintain regulatory approvals for our product candidates, we will not be able to commercialize our products, which would substantially impair our ability to generate revenues and materially harm our business and financial condition.

Only two of our product candidates have received regulatory approval from the FDA. In May 2004, the FDA approved our NDA for Vitrase, in a lyophilized 6,200 USP units multi-purpose vial, for use as a spreading agent. In December 2004, the FDA approved our supplemental NDA for Vitrase for use as a spreading agent at a concentration of 200 USP units/mL in sterile solution. In June 2004, we received FDA approval of the NDA for Istalol for the treatment of glaucoma. Approval from the FDA is necessary to manufacture and market pharmaceutical products in the United States. Many other countries including major European countries and Japan have similar requirements.

The regulatory approval process is extensive, time-consuming and costly, and there is no guarantee that the FDA will approve additional NDAs for our product candidates, or that the timing of any such approval will be appropriate for our product launch schedule and other business priorities, which are subject to change. We have submitted two NDAs which are currently pending before the FDA, one for Vitrase for the treatment of vitreous hemorrhage and one for Xibrom for the treatment of ocular inflammation, eye pain and photophobia.

Although we have received an approvable letter from the FDA with respect to our NDA for Vitrase for the treatment of vitreous hemorrhage, the FDA has requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. There can be no assurances that the FDA will approve this NDA for Vitrase, even if we decide to and are successfully able to undertake the further analysis and clinical testing requested by the FDA.

Clinical testing of pharmaceutical products is also a long, expensive and uncertain process. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy. The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from obtaining regulatory approval and commercializing the product.

FDA approval can be delayed, limited or not granted for many reasons, including, among others:

•	FDA officials may not find a product candidate safe or effective to merit an approval;

•	FDA officials may not find that the data from preclinical testing and clinical trials justifies approval, or they may require additional studies that would make it commercially unattractive to continue pursuit of approval;

•	the FDA might not approve the processes or facilities of our contract manufacturers or raw material suppliers or our manufacturing processes or facilities;

•	the FDA may change its approval policies or adopt new regulations; and

•	the FDA may approve a product candidate for indications that are narrow or under conditions that place our product at a competitive disadvantage, which may limit our sales and marketing activities or otherwise adversely impact the commercial potential of a product.

If the FDA does not approve our product candidates in a timely fashion on commercially viable terms or we terminate development of any of our product candidates due to difficulties or delays encountered in the regulatory approval process, it will have a material adverse impact on our business and we will be dependent on the development of our other product candidates and/or our ability to successfully acquire other products and technologies.

In addition, we intend to market, pursuant to our collaborations, certain of our products, and perhaps have certain of our products or raw materials manufactured, in foreign countries. The process of obtaining approvals in foreign countries is subject to delay and failure for similar reasons.

If our products do not gain market acceptance, our business will suffer because we might not be able to fund future operations.

A number of factors may affect the market acceptance of our products or any other products we develop or acquire, including, among others:

•	the price of our products relative to other therapies for the same or similar treatments;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their prescribed treatments;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

In addition, our ability to market and promote our products is restricted to the labels approved by the FDA. If the approved labels are restrictive, our sales and marketing efforts and market acceptance and the commercial potential of our products may be negatively affected. For example, should the market not widely accept Vitrase for usage based on the label of the approved NDA, we may have to await approval of additional indications in order to reach the full market potential for this drug.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development or acquisition of new product candidates and/or our sales and marketing efforts for our approved products, which would cause our business to suffer.

If we are unable to sufficiently develop our sales, marketing and distribution capabilities and/or enter into agreements with third parties to perform these functions, we will not be able to commercialize our products.

We are continuing to develop and enhance our sales, marketing and distribution capabilities. Although we have recently expanded our capabilities, our current resources in these areas are limited. In order to commercialize any products successfully, we must continue to develop and expand substantial sales, marketing and distribution capabilities, and/or maintain our arrangements with Ventiv Health or establish other collaborations or other arrangements with third parties to perform these services. We do not have extensive experience in these areas, and we may not be able to establish adequate in-house sales, marketing and distribution capabilities or engage and effectively manage relationships with third parties to perform any or all of such services. To the extent that we enter into co-promotion, licensing or other third party arrangements, our product revenues and returns are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

If we fail to properly manage our anticipated growth, our business could suffer.

Rapid growth of our business is likely to place a significant strain on our managerial, operational and financial resources and systems. We have increased our full-time employee count from 42 as of December 31, 2003 to 63 as of December 31, 2004. In addition, we currently intend to hire our contracted sales representatives, which when combined with new sales representative hires, will increase the number of our employees by approximately 50 people in the first quarter of 2005. We further intend to expand our sales force to approximately 70 sales representatives in conjunction with our expected U.S. launch of Xibrom, if approved by the FDA. To execute our anticipated growth successfully, we must attract and retain qualified personnel and manage and train them effectively. We will be dependent on our personnel and third parties to effectively manufacture, market, sell and distribute our products. We will also depend on our personnel and third parties to successfully develop and acquire new products. Further, our anticipated growth will place additional strain on our suppliers and manufacturers, resulting in increased need for us to carefully manage these relationships and monitor for quality assurance. Although we cannot assure you that we will, in fact, grow as we expect, if we fail to manage our growth effectively or to develop and expand a successful commercial infrastructure to support marketing and sales of our products, our business and financial results will be materially harmed.

We have generated minimal revenue from product sales to date, we have a history of net losses and negative cash flow, and we may need to raise additional working capital.

We have generated minimal revenue from product sales to date, and we may never generate significant revenues from product sales in the future. For example, during the third quarter of 2004, we generated net product sales of Istalol of $1.8 million, which was the initial stocking order. We did not generate any additional sales of Istalol in the fourth quarter of 2004, because, we believe, generic substitution limited Istalol prescription activity in the third and fourth quarters of 2004. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions of Istalol cannot be legally substituted at pharmacies with generic timolol maleate solutions. As pharmacies comply with Istalol’s “BT” rating and cease further generic substitutions, we expect Istalol prescription activity to increase in future periods after 2004. We also expect Istalol prescription activity to increase in future periods after 2004 as patients continue to exhaust their outstanding sample supplies and fill their prescriptions. Although we expect our sales of Istalol to increase in future periods after 2004 as Istalol prescription activity increases and wholesalers replenish their Istalol inventories, we cannot guarantee that Istalol sales will increase or that our product sales will be significant in the future.

In addition, we have never been profitable, and we might never become profitable. As of September 30, 2004, our accumulated deficit was $178.4 million, including a net loss of approximately $25.2 million for the year ended December 31, 2003 and a net loss of $30.8 million for the nine months ended September 30, 2004. As of September 30, 2004, we had approximately $42.8 million in cash and cash equivalents and short-term investments and working capital of $32.2 million. Combined with the net proceeds that we expect to receive from this offering, we believe our current cash and cash equivalents and short-term investments on hand will be sufficient to finance anticipated capital and operating requirements for at least the next twelve months. We anticipate, however, that our operating expenses will substantially increase from historical levels as we continue to expand our commercial infrastructure in connection with our commercialization of our approved products.

If we are unable to generate sufficient product revenues, we may be required to raise additional capital in the future through collaborative agreements, private investment in public equity financings, and various other public or private equity or debt financings. If we are required to raise additional capital in the future there can be no assurance that the additional financing will be available on favorable terms, or at all. If we fail to obtain additional capital as and when required such failure could have a material adverse impact on our operating plan and business.

We may be unable to execute our strategic plan, which could have a material adverse impact on our business and financial condition.

Our ability to execute our strategic plan is dependent upon our ability to gain additional regulatory approvals for our product candidates and market acceptance for our approved products, expand our commercial infrastructure to support multiple product launches, conduct business development efforts to further expand our late-stage product pipeline, and pursue opportunistic acquisitions of or licenses for marketed products.

We have limited sales, marketing and distribution capabilities to support the marketing of any products, and we do not have significant experience in managing third-party manufacturers of any products in commercial quantities. In addition, if we acquire or obtain licenses for late-stage development products, our ability to successfully commercialize such products will also be dependent on our ability to successfully complete development of such products, including obtaining the necessary regulatory approvals. For example, we have obtained a license for U.S. marketing rights to Xibrom and ecabet sodium from Senju, and we have obtained a license for worldwide rights to Caprogel from the Eastern Virginia Medical School. We are responsible for the development of Xibrom, ecabet sodium and Caprogel.

We may not be able to identify any product acquisition opportunities or be successful in negotiating favorable terms for any such product acquisitions. Should we be successful in acquiring or licensing any products, we will need to enhance our sales, marketing, distribution and manufacturing capabilities, each of which will require substantial financial and management resources. Our failure to establish effective sales, marketing, distribution and manufacturing capabilities on a timely basis would adversely affect our ability to commercialize our products, including any acquired products. If we are unable to execute our strategic plan on a timely basis, our ability to generate revenues would be substantially impaired which would materially harm our business and financial condition.

If we have problems with our contract manufacturers, our product development and commercialization efforts could be delayed or stopped.

We have entered into a master services agreement with R.P. Scherer West, Inc., which was subsequently acquired by and remains a wholly owned subsidiary of Cardinal Health, Inc., for the manufacture of commercial quantities of our Vitrase product in a lyophilized 6,200 USP units multi-purpose vial and a supply agreement with Alliance Medical Products, Inc. for the manufacture of commercial quantities of our Vitrase product in 200 USP units/mL in sterile solution. We also have entered into a manufacturing services agreement with Bausch & Lomb Incorporated for the manufacture of commercial quantities of Istalol and, if approved, Xibrom. Other than Istalol and Vitrase, to date, we have needed these products only in amounts sufficient for clinical trials. Before any contract manufacturer can produce commercial quantities of a product, we must demonstrate to the FDA’s satisfaction that the product source for commercial quantities is substantially equivalent to the supply of the product used in our clinical trials. Such demonstration may include the requirement to conduct additional clinical trials. In addition, the manufacturing facilities of all of our contract manufacturers must comply with current Good Manufacturing Practice, or GMP, regulations, which the FDA strictly enforces. Moreover, the facilities of the contract manufacturer must undergo and pass pre-approval inspections by the FDA before any of our products can be approved for commercial manufacture and, once approved, such facilities must maintain their compliance and good standing with regulatory authorities. We cannot assure you that R.P. Scherer West, Alliance Medical Products, Bausch & Lomb, or any other manufacturer we may contract with in the future will be able, as applicable, to develop processes necessary to produce substantially equivalent product to those products used in our clinical trials so that regulatory authorities will approve them as a manufacturer or that such facilities, once approved, will maintain their compliance and good standing with regulatory authorities. Failure to achieve or maintain any of the foregoing could delay or stop our efforts to develop our product candidates and commercialize our products.

Our collaborative partners may terminate, or fail to perform their duties under, our collaboration agreements, in which case our ability to commercialize our products may be significantly impaired.

We have entered into collaborations with Senju relating to Istalol, Xibrom and ecabet sodium. We have also entered into collaborations with Allergan and Otsuka relating to the commercialization of Vitrase in specified markets outside the United States for ophthalmic uses for the posterior region of the eye. In September 2004, we entered into a new agreement with Allergan, replacing our previous Vitrase collaboration, under which we reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets. Allergan retains an option to commercialize Vitrase for the posterior segment of the eye in Europe upon approval. If Allergan exercises its option, we will be dependent upon Allergan for the commercialization of Vitrase for such approved uses in Europe. If Allergan does not exercise its option, then such European rights will revert to ISTA, and we will pay Allergan a royalty on our European sales of Vitrase for use in the posterior segment of the eye. We depend on Otsuka for obtaining regulatory approval of Vitrase for ophthalmic uses for the posterior region of the eye in Japan, and if such approval is obtained, we will be dependent upon Otsuka for the commercialization of Vitrase for such approved uses in Japan. The amount and timing of resources that our partners dedicate to our collaborations is not within our control. Accordingly, any breach or termination of our agreements by, or disagreements with, these collaborators could delay or stop the development and/or commercialization of our product candidates within the scope of these collaborations, or, in the case of Allergan and Otsuka, adversely impact our receipt of milestone payments, profit splits, royalties, and other consideration from these collaborations. Our collaborative partners may change their strategic focus, terminate our agreements or choose not to exercise their options, on relatively short notice, or pursue alternative technologies. Our agreements with Otsuka and Senju contain reciprocal terms providing that neither we nor they may develop products that directly compete in the same form with the products involved in the collaboration. Nonetheless, there can be no assurances that our collaborators will not develop competing products in different forms or products that compete indirectly with our products.

If we have problems with our sole source suppliers, our product development and commercialization efforts for our product candidates could be delayed or stopped.

Some materials used in our products are currently obtained from a single source. Biozyme Laboratories, Ltd. is currently our only source for highly purified ovine hyaluronidase, which is the active ingredient in Vitrase. Our supply agreement with Biozyme ends in August 2007, after which any further supply of hyaluronidase by Biozyme to us would be subject to Biozyme’s agreement. We have also entered into supply agreements with R.P. Scherer West and Alliance Medical Products to manufacture commercial quantities of Vitrase in a lyophilized 6,200 USP units multi-purpose vial and 200 USP units/mL in sterile solution, respectively. Currently, R.P. Scherer West and Alliance Medical Products each is our sole source for Vitrase in these respective configurations. We also have supply agreements with Bausch & Lomb to manufacture commercial quantities of Istalol and, if approved, Xibrom. Currently, Bausch & Lomb is our sole source for Istalol and Xibrom.

We have not established and may not be able to establish arrangements with additional suppliers for these ingredients or products. Difficulties in our relationship with our suppliers or delays or interruptions in such suppliers’ supply of our requirements could limit or stop our ability to provide sufficient quantities of our products, on a timely basis, for clinical trials and, for our approved products, could limit or stop commercial sales, which would have a material adverse effect on our business and financial condition. While we are currently pursuing additional sources for these products and materials, our success in establishing such additional supply arrangements cannot be assured.

We depend on our Chief Executive Officer, Vicente Anido, Jr., Ph.D., and other key personnel, to execute our strategic plan.

Our success largely depends on the skills, experience and efforts of our key personnel, including Chief Executive Officer, Vicente Anido, Jr., Ph.D. We have entered into a written employment agreement with Dr. Anido that can be terminated at any time by us or by Dr. Anido. In the event Dr. Anido’s employment is terminated, other than for cause or voluntarily by Dr. Anido, Dr. Anido will receive nine months of salary as severance compensation. In the event Dr. Anido’s employment is terminated after a change of control, other than for cause or voluntarily by Dr. Anido, then Dr. Anido’s stock options will immediately vest and become exercisable in full, and Dr. Anido will receive twenty-four months of salary as severance compensation. We do not maintain “key person” life insurance policies covering Dr. Anido. The loss of Dr. Anido, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

We may have difficulty implementing in a timely manner the internal controls over financial reporting necessary to allow our management to report on the effectiveness of our internal controls over financial reporting, and we may incur substantial costs in order to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report of management’s assessment of the effectiveness of our internal controls over financial reporting as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Our registered public accountant will then be required to attest to, and report on, our assessment. In order to issue our report, our management must document both the design for our internal controls over financial reporting and the testing processes that support management’s evaluation and conclusion. There can be no assurance that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that management will be able to report that our internal controls over financial reporting are effective.

Risks Related to Our Industry

Compliance with extensive government regulations to which we are subject is expensive and time consuming, and may result in the delay, cessation or cancellation of product sales, introductions or modifications.

Extensive industry regulation has had, and will continue to have, a significant impact on our business. All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and to a lesser extent by the U.S. Drug Enforcement Administration, or DEA, and foreign and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Under certain of these regulations, we and our contract suppliers and manufacturers are subject to periodic inspection of our or their respective facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we and our contract suppliers and manufacturers are in compliance with all applicable regulations. The FDA also conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems, or our contract suppliers’ and manufacturers’ processes, are in compliance with cGMP and other FDA regulations.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet.

We are dependent on receiving and maintaining FDA and other governmental approvals in order to manufacture, market, sell and ship our products. Consequently, there is always a risk that the FDA or other applicable governmental authorities will not approve our products, or will take post-approval action limiting, modifying or revoking our ability to manufacture or sell our products, or that the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

To the extent that our products are reimbursed by the Medicare, Medicaid and other federal programs, our marketing and sales activities will be subject to regulation. Federal agencies in recent years have initiated investigations against and entered into multi-million dollar settlements with a number of pharmaceutical companies alleging violations of fraud and abuse provisions. We will need to ensure that our sales force is properly trained to comply with these laws. Even with such training, there is a risk that some of our marketing practices could come under scrutiny, or that we will not be able to institute or continue certain marketing practices.

Our suppliers and manufacturers are subject to regulation by the FDA and other agencies, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers, which could delay or prevent the supply of our products to market.

Regulatory requirements applicable to pharmaceutical products make the substitution of suppliers and manufacturers costly and time consuming. We have no internal manufacturing capabilities and are, and expect to be in the future, entirely dependent on contract manufacturers and suppliers for the manufacture of our products and for their active and other ingredients. The disqualification of these suppliers through their failure to comply with regulatory requirements could negatively impact our business because the delays and costs in obtaining and qualifying alternate suppliers (if such alternative suppliers are available, which we cannot assure) could delay clinical trials or otherwise inhibit our ability to bring approved products to market or could result in a delay or disruption in the manufacture, marketing or sales of our products, which would have a material adverse affect on our business and financial condition.

We may be required to initiate or defend against legal proceedings related to intellectual property rights, which may result in substantial expense, delay and/or cessation of our development and commercialization of our products.

We rely on patents to protect our intellectual property rights. The strength of this protection, however, is uncertain. For example, it is not certain that:

•	our patents and pending patent applications cover products and/or technology that we invented first;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	any of our pending patent applications will result in issued patents; and

•	any of our issued patents, or pending patent applications that result in issued patents, will be held valid and infringed in the event the patents are asserted against others.

We currently own or license 44 U.S. and foreign patents and 33 U.S. and foreign pending patent applications. There can be no assurance that our existing patents, or any patents issued to us as a result of such applications, will provide a basis for commercially viable products, will provide us with any competitive advantages, or will not face third-party challenges or be the subject of further proceedings limiting their scope or enforceability. We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. In addition, costly litigation could be necessary to protect our patent position. We license patents from the Eastern Virginia Medical School for Caprogel and from Senju for Istalol, Xibrom and ecabet sodium. Some of these license agreements do not permit us to control the prosecution, maintenance, protection and defense of such patents. If the licensor chooses not to protect its own patent rights, we may not be able to take actions to secure our related product marketing rights. In addition, if such patent licenses are terminated before the expiration of the licensed patents, we may no longer be able to continue to manufacture and sell such products as may be covered by the patents.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and we might not be able to resolve these disputes in our favor.

We also rely on trademarks to protect the names of our products. These trademarks may be challenged by others. If we enforce our trademarks against third parties, such enforcement proceedings may be expensive. Some of our trademarks, including Caprogel and Xibrom, are owned by or assignable to our licensors Eastern Virginia Medical School and Senju, and upon expiration or termination of the license agreements, we may no longer be able to use these trademarks.

In addition to protecting our own intellectual property rights, we may be required to defend against third parties who assert patent, trademark or copyright infringement or other intellectual property claims against us based on what they believe are their own intellectual property rights. We may be required to pay substantial damages, including but not limited to treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights. If such a license is available at all, it may require us to pay substantial royalties or other fees.

If third-party reimbursement is not available, our products may not be accepted in the market.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health insurers, managed care organizations and other healthcare providers.

Both governmental and private third-party payers are increasingly attempting to limit both the coverage and the level of reimbursement of new drug products to contain costs. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payers may not establish adequate levels of reimbursement for any of our approved products or products we develop or acquire in the future, which could limit their market acceptance and result in a material adverse effect on our financial condition.

The rising cost of healthcare and related pharmaceutical product pricing has lead to cost-containment pressures that could cause us to sell our products at lower prices, resulting in less revenue to us.

Any of our products that have been or in the future are approved by the FDA may be purchased or reimbursed by state and federal government authorities, private health insurers and other organizations, such as health maintenance organizations and managed care organizations. Such third party payors increasingly challenge pharmaceutical product pricing. The trend toward managed healthcare in the United States, the growth of such organizations, and various legislative proposals and enactments to reform healthcare and government insurance programs, including the Medicare Prescription Drug Modernization Act of 2003, could significantly influence the manner in which pharmaceutical products are prescribed and purchased, resulting in lower prices and/or a reduction in demand. Such cost containment measures and healthcare reforms could adversely affect our ability to sell our products. Furthermore, individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third party payors or other restrictions could negatively and materially impact our revenues and financial condition. We anticipate that we will encounter similar regulatory and legislative issues in most other countries outside the United States.

We face intense competition and rapid technological change that could result in the development of products by others that are superior to the products we are developing. In addition, we face competition from manufacturers of generic drugs which may have an adverse impact on our product revenues.

We have numerous competitors in the United States and abroad, including, among others, major pharmaceutical and specialized biotechnology firms, universities and other research institutions that may be developing competing products. Such competitors may include Allergan, Alcon Laboratories, Inc., Amphastar Pharmaceuticals, Inc., Bausch & Lomb, Halozyme Therapeutics, Inc., Johnson & Johnson, Novartis AG, Pfizer, Inc., Eli Lilly and Company and Inspire Pharmaceuticals, Inc. These competitors may develop technologies and products that are more effective or less costly than our current or future products or product candidates or that could render our technologies, products and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources and product development, manufacturing and marketing experience and capabilities than we do. Many of our competitors also have more resources committed to and expertise in effectively commercializing, marketing, and promoting products approved by the FDA, including communicating the effectiveness, safety and value of the products to actual and prospective customers and medical professionals. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of pharmaceutical product candidates and obtaining FDA and other regulatory approvals of products and therapies for use in healthcare.

In addition, competition from generic drugs is a major challenge in the United States to branded drug companies, like us, and may have a material adverse effect on our product revenues. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions for Istalol cannot be substituted legally at pharmacies with generic timolol maleate products. Nonetheless, we believe that certain pharmacies may have substituted, and may be continuing to substitute, Istalol prescriptions with generic timolol maleate solutions. We have commenced an educational campaign to make our customers and pharmacies aware of Istalol’s BT rating and that Istalol cannot be substituted legally at pharmacies with generic timolol maleate products. In October 2004, the FDA informed us that Vitrase (hyaluronidase for injection; lyophilized, ovine) for use as a spreading agent to facilitate the dispersion and absorption of other drugs was entitled to five-year new chemical entity market exclusivity pursuant to the federal Food, Drug and Cosmetic Act. The FDA indicated that Vitrase’s new chemical entity exclusivity would bar submission to FDA of certain third party 505(b)(2) NDAs and Abbreviated New Drug Applications, or ANDAs, for drugs containing the same active moiety as Vitrase. The submission bar would be for five years from Vitrase’s approval date (i.e., May 5, 2004) or for four years in the case of patent challenges. The FDA also said that Vitrase’s new chemical entity exclusivity is not a prohibition on FDA’s review and approval of any 505(b)(2) NDA or ANDA that was submitted to the agency before Vitrase was granted five-year exclusivity. In October 2004, the FDA approved Amphadase (hyaluronidase) injection, USP, 150 IU mL, a bovine-sourced hyaluronidase, for use as a spreading agent. Amphadase, manufactured by Amphastar Pharmaceuticals, Inc., is the generic equivalent of a branded bovine-sourced hyaluronidase which is no longer commercially available. Our ability to secure the benefit of the Vitrase market exclusivity depends on a variety of factors, some of which are beyond our control, including, among others, the timing, content and outcome of actions and decisions by the FDA and other regulatory authorities regarding third party products and the impact and scope of the Vitrase market exclusivity and its affect on third party products.

We are exposed to product liability claims, and insurance against these claims may not be available to us on reasonable terms, or at all.

The design, development, manufacture and sale of our products involve an inherent risk of product liability claims by consumers and other third parties. As a commercial company, we have begun to market and promote our approved products, like Istalol and Vitrase, and we may be subject to various product liability claims. In addition, we may in the future recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors or other safety or regulatory reasons. We cannot assure you that we will not experience material losses due to product liability claims, product recalls or corrections. These events, among others, could result in additional regulatory controls, such as the performance of costly post-approval clinical studies or revisions to our approved labeling that could limit the indications or patient population for our products or could even lead to the withdrawal of a product from the market. Furthermore, any adverse publicity associated with such an event could cause consumers to seek alternatives to our products, which may cause our sales to decline, even if our products are ultimately determined not to have been the primary cause of the event.

We currently maintain sold products and clinical trial liability insurance with per occurrence and aggregate coverage limits of $10 million. The coverage limits of our insurance policies may be inadequate to protect us from any liabilities we might incur in connection with clinical trials or the sale of our products. Product liability insurance is expensive and in the future may not be available on commercially acceptable terms, or at all. A successful claim or claims brought against us in excess of our insurance coverage could materially harm our business and financial condition.

Risks Related to Our Stock

Our stock price is subject to significant volatility.

Since 2001 until the present, the daily closing price per share of our common stock has ranged from a high of $133.75 per share to a low of $2.60 per share, as adjusted for the 1-for-10 reverse stock split affected November 2002. Our stock price has been and may continue to be subject to significant volatility. The following factors, in addition to other risks and uncertainties described in this prospectus supplement and the accompanying prospectus, may cause the market price of our common stock to fall:

•	the scope, outcome and timeliness of any governmental, court or other regulatory action that may involve us, including, without limitation, the scope, outcome or timeliness of any inspection or other action of the FDA;

•	market acceptance and demand for our approved products;

•	the availability to us, on commercially reasonable terms or at all, of third-party sourced products and materials;

•	timely and successful implementation of our strategic initiatives, including the expansion of our commercial infrastructure to support the marketing, sale, and distribution of our approved products;

•	developments concerning proprietary rights, including the ability of third parties to assert patents or other intellectual property rights against us which, among other things, could cause a delay or disruption in the development, manufacture, marketing or sale of our products;

•	competitors’ publicity regarding actual or potential products under development or new commercial products, and the impact of competitive products and pricing;

•	period-to-period fluctuations in our financial results;

•	public concern as to the safety of new technologies;

•	future sales of debt or equity securities by us;

•	sales of our securities by our directors, officers or significant shareholders;

•	comments made by securities analysts; or

•	economic and other external factors, including disasters and other crises.

We participate in a highly dynamic industry, which often results in significant volatility in the market price of our common stock irrespective of company performance. Fluctuations in the price of our common stock may be exacerbated by conditions in the healthcare and technology industry segments or conditions in the financial markets generally.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

The average daily trading volume in our common stock for the twelve-month period ended December 31, 2004 was approximately 66,640 shares and the average daily number of transactions was approximately 208 for the same period. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Future sales of shares of our common stock may negatively affect our stock price.

As a result of our bridge financing in September 2002, our PIPE financing transaction in November 2002, our follow-on public offering in November 2003 and our registered direct offerings in August 2004, we issued approximately 17.4 million shares of our common stock. The shares of common stock issued in connection with these transactions represent approximately 90% of our common stock outstanding as of September 30, 2004. In connection with our bridge financing and our PIPE financing transaction, we also issued warrants exercisable for the purchase of up to an aggregate of 1,842,104 shares of our common stock based upon a purchase price of $3.80 per share. We filed a registration statement on Form S-3 (Registration No. 333-103820), which was declared effective on June 6, 2003, to cover sales of the shares issued to the PIPE investors and issuable to the PIPE and bridge investors upon conversion of the warrants. The exercise of these warrants could result in significant dilution to our shareholders at the time of exercise. We also filed a registration statement on Form S-2 (Registration No. 333-109576) in connection with our November 2003 follow-on public offering, which was declared effective on November 12, 2003, in which we issued and sold 4,000,000 shares of our common stock. In April 2004, we filed a universal shelf registration statement on Form S-3 with the SEC, which was declared effective in May 2004, providing for the offering from time to time of up to $75,000,000 of our securities, which may consist of common stock, preferred stock, warrants, or debt securities. On August 6, 2004 we sold 1,570,000 shares of common stock under our shelf registration statement for an aggregate purchase price of $13.3 million, or $8.50 per share, before placement agency fees and other offering expenses. On August 10, 2004, we sold 250,000 shares of common stock under our shelf registration statement for an aggregate purchase price of $2.1 million, or $8.50 per share, before offering expenses.

In the future, we may issue additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, which could result in significant dilution to our stockholders.

Concentration of ownership and contractual board rights could delay or prevent a change in control or otherwise influence or control most matters submitted to our stockholders and could enable certain shareholders to exert control over us and our significant corporate decisions.

Our directors, officers, and principal stockholders together control approximately 69.9% of our voting securities, a concentration of ownership that could delay or prevent a change in control. Our executive officers and directors beneficially own approximately 5.8% of our voting securities and our 5% or greater stockholders beneficially own approximately 64.1% of our voting securities. We are obligated to include a representative of Investor Growth Capital as a nominee for election to our board of directors and Sprout Capital has the right to designate two such nominees. Our principal stockholders, if acting together, would be able to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors, delaying or preventing a change of control, and the consideration of transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Our shareholder rights plan, provisions in our charter documents, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock, and could entrench management.

We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals, thereby entrenching current management and possibly depressing the market price of our common stock. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:

•	a classified board of directors;

•	the ability of the board of directors to designate the terms of and issue new series of preferred stock;

•	advance notice requirements for nominations for election to the board of directors; and

•	special voting requirements for the amendment of our charter and bylaws.

We are also subject to anti-takeover provisions under Delaware law, each of which could delay or prevent a change of control. Together these provisions and the shareholder rights plan may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. In some cases, you can identify forward-looking statements by words like “may,” “will,” “should,” “could,” “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “predicts,” “potential,” “continue” and similar expressions. You should not rely on these forward-looking statements. These forward-looking statements are subject to substantial risks, uncertainties and assumptions. Some of the factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus supplement and the accompanying prospectus are described under “Risk Factors” in this prospectus supplement and in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors include, but are not limited to:

•	our ability to successfully develop, obtain regulatory approvals for and market our products;

•	our ability to generate and maintain sufficient cash resources to support, and increase investment in, our business;

•	the contribution to our results of new product launches;

•	the timing or results of pending or future clinical trials;

•	actions by the FDA and other regulatory agencies;

•	demand and market acceptance for our approved products; and

•	the effect of changing economic conditions.

If one or more of these risks or uncertainties materialize, or if any underlying assumptions proves incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to update or revise any forward-looking statements to reflect future events or developments.

We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entireties. You should carefully consider the facts set forth under “Risk Factors” beginning on page S-6 in this prospectus supplement and in the other reports incorporated by reference herein before making an investment decision to purchase shares of our common stock.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus supplement and the accompanying prospectus as follows:

•	Financing potential acquisitions and licensing of complementary businesses, assets, technologies and products that we may consider from time to time;

•	Funding the continued development of our product candidates, the expansion of our commercial infrastructure to launch and commercialize our approved products and other general corporate purposes, including working capital; and

•	Repaying our remaining debt of approximately $3.5 million to Allergan from our September 2004 reacquisition of the U.S. rights to Vitrase.

We will retain broad discretion over the use of these proceeds. We currently expect that a portion of the net proceeds of this offering that we receive could be used for a potential product licensing collaboration. Although we are in active discussions on the above matter with a third party, no binding agreements have yet been entered into and we can give no assurances on the final terms or the timing of any such transactions or whether any such transactions will ever be consummated.

Pending these uses, we may temporarily use the net proceeds to make short-term investments or reduce short-term borrowings, if any.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq National Market under the symbol “ISTA.” The following table shows the high and low closing sale prices (as adjusted for the 1-for-10 reverse stock split affected November 2002) for our common stock as reported by the Nasdaq National Market during the calendar quarters indicated:

	High	Low
Year Ended December 31, 2002
First Quarter	$70.90	$8.30
Second Quarter	13.00	6.50
Third Quarter	9.00	2.60
Fourth Quarter	5.10	3.00
Year Ended December 31, 2003
First Quarter	$8.24	$3.10
Second Quarter	6.83	4.05
Third Quarter	8.35	6.01
Fourth Quarter	12.00	7.65
Year Ended December 31, 2004
First Quarter	$12.87	$9.15
Second Quarter	15.05	9.50
Third Quarter	12.55	8.55
Fourth Quarter	12.19	9.19
Year Ended December 31, 2005
First Quarter (through January 6, 2005)	$10.99	$10.37

The last reported sale price of our common stock on the Nasdaq National Market on January 6, 2005 was $10.68 per share. As of January 6, 2005, there were 233 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseable future. Our current policy is to retain all funds for use in the operation and expansion of our business.

CAPITALIZATION

The following table sets forth our cash and short-term investments and our capitalization as of September 30, 2004 on a historical basis, as adjusted to give effect to the issuance and sale of the 4,500,000 shares of common stock in this offering, at an assumed public offering price of $10.68 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(unaudited) (in thousands, except per share data)
Cash and short-term investments	$42,780	$87,676

Deferred rent	$2	$2
Deferred income	4,236	4,236
Long-term liabilities	3,866	3,866
Stockholder’s equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 19,307,234 shares outstanding, actual; and 23,807,234 shares outstanding, as adjusted	19	24
Additional paid in capital	203,523	248,415
Deferred compensation	(243)	(243)
Accumulated other comprehensive income	(70)	(70)
Deficit accumulated during the development stage	(178,405)	(178,405)

Total stockholders’ equity	24,824	69,720

Total capitalization	$32,928	$77,825

The table above assumes no exercise of the underwriters’ over-allotment option and excludes the potential dilutive effect of the following securities:

•	40,264 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $7.56 per share, under our 1993 Stock Plan;

•	2,604,277 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $5.76 per share, under our 2000 Stock Plan, as amended;

•	145,461 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $16.28 per share, under individual stock agreements outside of our stock plans;

•	1,723,683 shares of common stock reserved for future issuance upon exercise of warrants outstanding as of September 30, 2004 with an exercise price of $3.80 per share;

•	37,143 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan as of September 30, 2004; and

•	2,053,107 shares of common stock reserved for future issuance under our 2004 Performance Incentive Plan as of September 30, 2004.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2004 was approximately $24.8 million, or approximately $1.29 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding as of September 30, 2004. After giving effect to the sale of the 4,500,000 shares of common stock in this offering, assuming a public offering price of $10.68 per share and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value would have been approximately $69.7 million, or $2.93 per share of common stock. This represents an immediate increase in net tangible book value of $1.64 per share to our existing stockholders and an immediate dilution of $7.75 per share to new investors. The following table illustrates this calculation on a per share basis:

Assumed offering price per share		$10.68
Net tangible book value per share as of September 30, 2004	$1.29
Increase per share attributable to the offering	$1.64

As adjusted net tangible book value per share after this offering		$2.93

Dilution per share to new investors		$7.75

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value as of September 30, 2004 would have been $3.12 per share, representing an increase to existing stockholders of $1.84 per share, and there will be an immediate dilution of $7.56 per share to new investors.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the offering price per share in this offering. As of September 30, 2004, there were:

•	40,264 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $7.56 per share, under our 1993 Stock Plan;

•	2,604,277 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $5.76 per share, under our 2000 Stock Plan, as amended;

•	145,461 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2004, at a weighted average exercise price of $16.28 per share, under individual stock agreements outside of our stock plans;

•	1,723,683 shares of common stock reserved for future issuance upon exercise of warrants outstanding as of September 30, 2004 with an exercise price of $3.80 per share;

•	37,143 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan as of September 30, 2004; and

•	2,053,107 shares of common stock reserved for future issuance under our 2004 Performance Incentive Plan as of September 30, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

The tables below present summary consolidated statement of operations and balance sheet data. The selected consolidated data for the years ended December 31, 1999 through December 31, 2003 are derived from our audited consolidated financial statements for those periods. The selected consolidated financial data as of September 30, 2004 and 2003 and for the nine months ended September 30, 2004 and 2003 are derived from our unaudited financial statements for those periods and, in the opinion of our management, include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited financial statements. Our historical results are not necessarily indicative of the results of operations for future periods, and the results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year ending December 31, 2004. This information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes contained in our annual reports, quarterly reports and recent current reports on file with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports, you should read the section of this prospectus supplement entitled “Incorporation By Reference.”

	Year Ended December 31,					Nine Months Ended September 30,
	2003	2002	2001	2000	1999	2004	2003
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
Product sales, net	$—	$—	$—	$—	$—	$1,784	$—
License revenue	278	278	—	—	—	208	208

Total revenue	278	278	—	—	—	1,992	208
Cost of products sold	—	—	—	—	—	639	—

Gross profit	278	278	—	—	—	1,353	208
Operating expenses
Research and development	17,250	14,751	15,770	16,200	11,062	12,091	11,753
Selling, general and administrative	8,635	8,224	7,538	6,455	3,240	20,461	6,146

Total operating expenses	25,885	22,975	23,308	22,655	14,302	32,552	17,899

Loss from operations	(25,607)	(22,697)	(23,308)	(22,655)	(14,302)	(31,199)	(17,691)
Interest income	372	213	826	848	69	436	275
Interest expense	(10)	(473)	(25)	(50)	(51)	(3)	(6)

Net loss	(25,245)	(22,957)	(22,507)	(21,857)	(14,284)	(30,766)	(17,422)
Deemed dividend to preferred stockholders	—	—	—	(19,245)	—	—	—

Net loss attributable to common stockholders	$(25,245)	$(22,957)	$(22,507)	$(41,102)	$(14,284)	$(30,766)	$(17,422)

Net loss per common share, basic and diluted (1)	$(1.83)	$(7.53)	$(14.43)	$(60.13)	$(95.23)	$(1.73)	$(1.31)

Weighted average shares used in computing net loss per share, basic and diluted (1)	13,803	3,049	1,559	684	150	17,810	13,304

(1)	In November 2002, we completed a 1-for-10 reverse stock split to the then outstanding common stock. All historical common shares and per share data have been adjusted for the reverse stock split.

	As of December 31,					As of September 30,
	2003	2002	2001	2000	1999	2004	2003
						(unaudited)
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and short-term investments	$48,463	$35,712	$15,602	$25,729	$709	$42,780	$19,301
Working capital (deficit)	44,193	33,046	12,079	23,386	(4,993)	32,219	16,528
Total assets	50,182	37,135	16,956	28,021	3,020	48,268	20,693
License fee received from Visionex	—	—	—	—	5,000	—	—
Deferred income	4,444	4,722	5,000	—	—	4,236	4,514
Other long-term obligations	9	10	2	12	38	2	11
Deficit accumulated during the development stage	(147,639)	(122,394)	(99,437)	(76,930)	(35,828)	(178,405)	(139,816)
Total stockholders’ equity (deficit)	40,424	29,228	7,940	24,564	(8,656)	24,824	12,748

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004 incorporated herein by reference. This discussion and analysis contains forward-looking statements you can identify by words like “may,” “will,” “should,” “could,” “believes,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar words. These forward-looking statements are subject to substantial risks, uncertainties and assumptions. Some of the factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus supplement and the accompanying prospectus are described under “Risk Factors” in this prospectus supplement and in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Results of Operations

The following discussion of our results of operations generally reflects our transition to a commercial-stage company with a primary focus on ophthalmology.

Nine Months Ended September 30, 2004 and 2003

Revenue and cost of products sold. During July 2004, we launched our first commercial product, Istalol, a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. Sales of Istalol generated net product sales of $1.8 million for the nine months ended September 30, 2004. Cost of products sold was $639,000 with a gross profit margin of 64% for the nine months ended September 30, 2004. There were no product sales during 2003. We recognize product sales upon receipt by customer and record reserves based upon an estimate of returns and allowances. As a result of the launch of Istalol in July 2004, fixed distribution expenses accounted for a higher proportion of net sales in the third quarter of 2004 than we would anticipate for the product over a twelve month period from launch.

During the launch of Istalol in 2004, we made more than 17,000 sales calls and provided over 200,000 free samples. During the third quarter of 2004, we generated net product sales of Istalol of $1.8 million, which was the initial stocking order. We did not generate any additional sales of Istalol in the fourth quarter of 2004, because, we believe, generic substitution limited prescription activity in the third and fourth quarter of 2004. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions of Istalol cannot be legally substituted at pharmacies with generic timolol maleate solutions. As pharmacies comply with Istalol’s “BT” rating and cease further generic substitutions, we expect Istalol prescription activity to increase in future periods after 2004. We also expect Istalol prescription activity to increase in future periods after 2004 as patients continue to exhaust their outstanding sample supplies and fill their prescriptions. As Istalol prescription activity increases, we expect our sales of Istalol to increase in future periods after 2004 as our wholesalers replenish their Istalol inventories.

In addition to product sales, we reported other revenue of $208,000 for both the nine months ended September 30, 2004 and the nine months ended September 30, 2003, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

Research and development expenses. Research and development expenses for the nine months ended September 30, 2004 were $12.1 million compared to $11.8 million for the nine months ended September 30, 2003. Our research and development expenses have consisted primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial manufacturing capabilities for Vitrase, Istalol and Xibrom. Research and development expenses increased by $300,000 during the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. This increase is attributable to a $700,000 reduction in research and development expenses (primarily as a result of obtaining FDA approval for Vitrase and Istalol, which resulted in the capitalization of various amounts into commercial inventory and the completion of the Xibrom Phase III clinical study) for the nine months ended September 30, 2004 as compared to the prior period, offset by a $1.0 million milestone payment to Senju recorded in the third quarter of 2004 upon first commercialization of Istalol. The milestone payment is payable to Senju during the fourth quarter of 2004.

Selling, general and administrative expenses. Selling, general and administrative expenses were $20.5 million for the nine months ended September 30, 2004 compared to $6.1 million for the nine months ended September 30, 2003. Selling, general and administrative expenses increased by $14.4 million during the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. Of this $14.4 million increase, $1.9 million relates to sales and marketing expenses associated with the commercial launch of our approved products, $2.5 million is due to increases in headcount, consultant costs, bonus accruals and other general corporate expenses principally related to Board fees and compensation accruals and the remainder is attributable to a one-time $10.0 million payment to Allergan. During the third quarter of 2004, a one-time payment of $10.0 million was recorded upon entering an agreement with Allergan, pursuant to which we have reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets. Allergan retains an option to commercialize Vitrase for the posterior segment of the eye in Europe upon approval. With respect to the $10.0 million payment, we have paid Allergan $6.5 million and the remaining $3.5 million shall be paid from the net proceeds we receive from this offering. The $3.5 million payment accrues interest from September 27, 2004 until paid at the higher rate of (i) five percent (5%) per annum or (ii) 30-day LIBOR plus three percent (3%) per annum and is due and payable to Allergan within 15 days of the completion of this offering.

Interest income. Interest income was $436,000 for the nine months ended September 30, 2004 compared to $275,000 for the nine months ended September 30, 2003. The increase in interest income was attributable to higher cash balances on hand as compared to the prior year period, primarily as a result of our receipt of $35.7 million of net proceeds in connection with our November 2003 equity financing and $14.5 million of net proceeds in connection with our August 2004 equity financings.

Interest expense. Interest expense was $3,000 for the nine months ended September 30, 2004 compared to $6,000 for the nine months ended September 30, 2003. The interest expense was primarily attributable to the financing of our directors’ and officers’ insurance premiums during both the nine months ended September 30, 2004 and 2003.

Years Ended December 31, 2003, 2002 and 2001

Revenue. Revenue of $278,000 for 2003 and 2002 reflects the amortization for the period of deferred revenue recorded in December 2001 for the license fee payment made by Otsuka Pharmaceuticals for commercialization rights to Vitrase in Japan for ophthalmic uses in the posterior region of the eye.

Research and development expenses. Research and development expenses were $17.3 million in 2003, $14.8 million in 2002 and $15.8 million in 2001. Our research and development expenses to date have consisted primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial scale manufacturing capabilities for Vitrase, Istalol and Xibrom.

We generally classify and separate research and development expenditures into amounts related to preclinical research, clinical development and manufacturing development. Prior to 2004, we did not track our historical research and development costs by specific project. In 2003, approximately 22% of our research and development expenditures were for preclinical research, approximately 52% was spent on clinical development and approximately 26% was spent on manufacturing development.

Changes in our research and development expenses are primarily due to the following:

•	Clinical Development Costs—Overall clinical costs for 2003 increased by $2.4 million from 2002. The increase in clinical costs in 2003 was due to the commencement of the Xibrom Phase III clinical trial. As a result, our overall clinical costs, which include clinical investigator fees, study monitoring costs and data management, increased in 2003 as compared to 2002.

•	Regulatory Costs—Regulatory costs for 2003 increased by $300,000 from 2002. The increase is primarily attributable to the NDA filing fee associated with Vitrase for use as a spreading agent.

•	Direct Research Costs—Research costs for 2003 decreased by $2.4 million from 2002. This decrease is principally attributable to an overall reduction in development costs as our products advance further in the pipeline. Additionally, 2002 included the acquisition of three late-stage development compounds. The costs associated with such acquisition ($1.7 million) were immediately expensed as in-process research and development costs because there were no alternative future uses and such costs did not otherwise qualify for capitalization.

•	Manufacturing Development Costs—Contract manufacturing costs for 2003 increased by $2.2 million from 2002. The increase in manufacturing development costs was due to increased development and/or manufacturing spending related to Vitrase, Istalol, and Xibrom.

Our research and development activities reflect our efforts to advance our product candidates through the various stages of pre-clinical, clinical and regulatory product development. The expenditures that will be necessary to execute our development plans are subject to numerous uncertainties, which may affect our research and development expenditures and capital resources. For instance, the duration and the cost of clinical trials may vary significantly depending on a variety of factors including a trial’s protocol, the number of patients in the trial, the duration of patient follow-up, the number of clinical sites in the trial, and the length of time required to enroll suitable patient subjects. Even if earlier results are positive, we may obtain different results in later stages of development, including failure to show the desired safety or efficacy, which could impact our development expenditures for a particular product candidate. Although we spend a considerable amount of time planning our development activities, we may be required to alter from our plan based on new circumstances or events or our assessment from time to time of a product candidate’s market potential, other product opportunities and our corporate priorities. Any deviation from our plan may require us to incur additional expenditures or accelerate or delay the timing of our development spending. Furthermore, as we obtain results from trials and review the path toward regulatory approval, we may elect to discontinue development of certain product candidates in certain indications, in order to focus our resources on more promising candidates or indications.

Selling, general and administrative expenses. Selling, general and administrative expenses were $8.6 million in 2003, $8.2 million in 2002 and $7.5 million in 2001. The $400,000 increase in selling, general and administrative expenses in 2003 was a result of approximately $438,000 in directors’ and officers’ liability insurance premiums, $480,000 consultant related costs associated with increased activity with our product pipeline, $631,000 in marketing activities, offset by a $1.2 million decrease in deferred compensation related to stock-based compensation. The increase in general and administrative expenses in 2002 was primarily attributable to approximately $315,000 in directors’ and officers’ liability insurance premiums, $220,000 in the level of consultant related costs associated with our product acquisitions, with the remainder attributable to personnel expenses related to new management.

Stock-based compensation. Deferred compensation for stock options granted to employees and directors is the difference between the exercise price and the estimated fair value of the underlying common stock for financial reporting purposes on the date the options were granted. Deferred compensation is included as a component of stockholders’ equity and is being amortized in accordance with Financial Accounting Standards Board Interpretation No. 28 (FIN 28), “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”, over the vesting period of the related options, which is generally four years.

Compensation for stock options granted to non-employees has been determined in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Consensus No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services”, as the fair value of the equity instrument issued and is periodically re-measured as the underlying options vest. Stock option compensation for non-employees is recorded as the related services are rendered and the value of compensation is periodically re-measured as the underlying options vest.

For the year ended December 31, 2003, we granted stock options to employees to purchase 536,150 shares of common stock at a weighted average exercise price of $5.84 per share, equal to the fair market value of our common stock at the time of grant. However, in previous years, we had granted stock options to employees with a grant price less than the fair market value at the date of grant. Therefore, we anticipate recording deferred compensation expense of approximately $423,000, $124,000 and $11,000 for the years ended December 31, 2004, 2005 and 2006, respectively, related to these option grants.

In connection with the grant of stock options to employees and directors, we recorded deferred compensation of approximately $110,000, $93,000 and $2,960,000 during the years ended December 31, 2003, 2002 and 2001, respectively, and recorded amortization of $956,000, $2,160,000 and $1,902,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

Interest income. Interest income was $372,000 in 2003, $213,000 in 2002 and $826,000 in 2001. The increase in interest income in 2003 is primarily attributable to higher average cash balances on hand as compared to 2002. The decrease in interest income in 2002 over the prior year was primarily attributable to lower average cash balances on hand.

Interest expense. Interest expense was approximately $10,000 in 2003, $473,000 in 2002 and $25,000 in 2001. Interest expense incurred during 2003 was primarily attributable to the interest paid on the financing of our directors’ and officers’ insurance premiums. Interest expense incurred during 2002 was primarily attributable to approximately $412,000 related to the amortization of the fair value of the warrants issued in connection with the bridge loan in September 2002. Interest expense incurred during 2001 was primarily attributable to the interest paid on the financing of our directors’ and officers’ insurance premiums.

Income taxes. We incurred net operating losses in 2003, 2002 and 2001 and consequently did not pay any federal, state or foreign income taxes. At December 31, 2003, we had federal and California net operating loss carryforwards of approximately $95.5 million and $84.4 million, respectively, which we have fully reserved due to the uncertainty of realization. Our federal tax loss carryforwards will begin to expire in 2008, unless previously utilized. Our California tax loss carryforwards will begin to expire in 2004, unless previously utilized. We also have federal and California research tax credit carryforwards of approximately $4.6 million and $2.6 million, respectively. The federal research tax credits will begin to expire in 2010, unless previously utilized. Our California research tax credit carryforwards do not expire and will carryforward indefinitely until utilized. In addition, we have California manufacturers investment credit of approximately $30,000 that will begin to expire in 2010, unless previously utilized.

During 2002, a change in ownership, as described in the Internal Revenue Code Section 382, did occur and will limit our ability to utilize the net operating losses and tax credit carryforwards in the future.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Critical accounting policies are those policies that are most important to the preparation of our consolidated financial statements and require management’s most subjective and complex judgment due to the need to make estimates about matters that are inherently uncertain. Although we believe that our estimates and assumptions are reasonable, actual results may differ significantly from these estimates. Changes in estimates and assumptions based upon actual results may have a material impact on our results of operations and/or financial condition.

We believe that the critical accounting policies that most impact our consolidated financial statements are as described below.

Revenue Recognition

Product revenue. We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable. We recognize product revenue net of estimated allowances for discounts, returns, rebates and chargebacks. If actual future payments for allowances for discounts, returns, rebates and chargebacks exceed the estimates we made at the time of sale, our financial position, results of operations and cash flows would be negatively impacted. We are obligated to accept from customers the return of pharmaceuticals that have reached their expiration date. We authorize returns for damaged products and exchanges for expired products in accordance with our return goods policy and procedures, and have established reserves for such amounts at the time of sale. Although we only recently launched our first marketed product in July 2004, to date we have not experienced any returns of damaged or expired product.

License revenue. We recognize revenue consistent with the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition”, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Amounts received for product and technology license fees under multiple-element arrangements are deferred and recognized over the period of such services or performance if such arrangements require on-going services or performance. Amounts received for milestones are recognized upon achievement of the milestone, unless the amounts received are creditable against royalties or we have ongoing performance obligations. Royalty revenue will be recognized upon sale of the related products, provided the royalty amounts are fixed and determinable and collection of the related receivable is probable. Any amounts received prior to satisfying our revenue recognition criteria will be recorded as deferred revenue in the accompanying balance sheets.

Inventories

Inventory at September 30, 2004 consisted of $93,000 of raw materials, $1.0 million of finished goods and $622,000 of in transit inventory. We obtained FDA approval for Vitrase in May 2004 and Istalol in June 2004. Inventory relates to both Istalol, for the treatment of glaucoma and Vitrase, lyophilized 6,200 USP units multi-purpose vial, for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. Inventories are recorded at standard cost. The Company had no inventory at September 30, 2003.

Income Taxes

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Liquidity and Capital Resources

As of September 30, 2004, we had approximately $42.8 million in cash and equivalents and short-term investments and working capital of $32.2 million.

We have financed our operations since inception primarily through private equity sales and the sale of our common stock in our initial and follow-on public and registered direct offerings. We received net proceeds of $10.0 million from the private sale of preferred stock in March 2000, $31.7 million from our initial public offering in August 2000, $4.0 million from the private sale of common stock in December 2001, $5.0 million from a license fee payment in December 2001, $4.0 million from the issuance of promissory notes in September 2002, $37.3 million from our PIPE transaction in November 2002, $35.7 million from our follow-on public offering in November 2003 and $14.5 million from our registered direct offerings in August 2004. The PIPE transaction in November 2002 consisted of a private placement of 10,526,306 shares of our common stock for the aggregate purchase price of approximately $40.0 million, or $3.80 per share, and warrants to purchase up to 1,578,946 shares of our common stock for an exercise price of $3.80 per share. The follow-on public offering in November 2003 consisted of the sale of 4,000,000 shares of our common stock for the aggregate purchase price of $38.0 million, or $9.50 per share. In April 2004, we filed a universal shelf registration statement on Form S-3 with the SEC providing for the offering from time to time of up to $75,000,000 of our securities, which may consist of common stock, preferred stock, warrants, or debt securities. On August 6, 2004 we sold 1,570,000 shares of common stock under our universal shelf registration statement on Form S-3 for an aggregate purchase price of $13.3 million, or $8.50 per share, before placement agency fees and other offering expenses. On August 10, 2004 we sold an additional 250,000 shares of common stock under our shelf registration statement for an aggregate purchase price of $2.1 million, or $8.50 per share, before offering expenses.

For the nine months ended September 30, 2004, we used $20.1 million of cash for operations principally as a result of the net loss of $30.8 million partially offset by non-cash compensation expense of $623,000, the transfer of equipment for technology of $214,000 and the change in other liabilities of $10.7 million, relative to the $10.0 million liability incurred as a result of the buy back of U.S. marketing rights for Vitrase from Allergan. We used approximately $16.5 million of cash for operations in the nine months ended September 30, 2003.

For the nine months ended September 30, 2004, we used $430,000 of cash from investing activities, primarily due to the purchase of our short-term investment securities. For the nine months ended September 30, 2003, we used $6.2 million of cash from investing activities, primarily due to the purchase of our short-term investment securities.

For the nine months ended September 30, 2004, we received $14.9 million from financing activities, primarily from the issuance of 1,820,000 shares of our common stock in two separate offerings, for an aggregate purchase price of $15.5 million, or $8.50 per share, net of offering expenses. For the nine months ended September 30, 2003, we received $172,000 from financing activities, primarily from the exercise of stock options.

We may be required to raise additional capital in the future through collaborative agreements, PIPE related financings, and various other public or private equity or debt financings. If we are required to raise additional capital in the future, there can be no assurance that additional financing will be available on favorable terms, or at all.

We continually evaluate new opportunities for late-stage or currently marketed complementary product candidates and, if and when appropriate, intend to pursue such opportunities through the acquisitions of companies, products, or technology and our own research and development activities. Our ability to execute on such opportunities in some circumstances will be dependent, in part, upon our ability to raise additional capital on commercially reasonable terms. There can be no assurance that funds from these sources will be available when needed or, if available, will be on terms favorable to us or to our stockholders. If additional funds are raised by issuing equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock.

Our actual future capital requirements will depend on many factors, including the following:

•	activities and payments in connection with potential acquisitions of companies, products or technology;

•	sales and marketing activities, and expansion of our commercial infrastructure, related to our approved products and product candidates;

•	the rate of progress of our research and development programs;

•	the results of our clinical trials and requirements to conduct additional clinical trials;

•	the time and expense necessary to obtain regulatory approvals;

•	our ability to establish and maintain collaborative relationships;

•	competitive, technological, market and other developments; and

•	the success of the commercialization of our products.

BUSINESS

Overview

We are a specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye. We recently launched in the United States our first product, Istalol for the treatment of glaucoma, and are currently launching in the United States our second product, Vitrase for use as a spreading agent. In addition, we have two New Drug Applications, or NDAs, on file with the U.S. Food and Drug Administration, or FDA, one for Vitrase for the treatment of vitreous hemorrhage and one for Xibrom for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. We continue to expand our commercial infrastructure in connection with the marketing, sale and distribution of our approved products in the United States.

We believe that the prescription market in the United States for ophthalmic pharmaceutical products represents a significant and growing market. According to industry sources, this market had annual sales in 2003 of approximately $2.8 billion and a historic growth rate of over 12% per year over the past five years.

Our Products and Pipeline

The following is a summary of our products and product candidates:

Product	Indication	Development Status
Istalol	Glaucoma	Marketed
Vitrase	Spreading agent	Marketed
	Vitreous hemorrhage	Approvable Letter received
	Diabetic retinopathy	Phase II
Xibrom	Ocular inflammation	NDA accepted by FDA
Ecabet sodium	Dry eye syndrome	Phase II
Caprogel	Hyphema	Reformulation ongoing/Phase II completed

Istalol

Overview

Istalol is our once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. The product was developed by Senju in Japan. In May 2002, we acquired marketing rights for Istalol in the United States under a license agreement with Senju. We received FDA approval of Istalol in June 2004 and launched Istalol in the United States in the third quarter of 2004.

Glaucoma

Glaucoma is a chronic disease that gradually reduces eyesight without warning and often without symptoms. If undetected and untreated, glaucoma can lead to irreversible eye damage and eventual blindness. According to the Glaucoma Research Foundation, in the United States glaucoma is the cause of an estimated 9-12% of all blindness cases and is the second leading cause of blindness. Currently, its causes are not well understood and there is no cure.

Market opportunity. According to the Glaucoma Research Foundation, three million people in the United States suffer from the disease, with 120,000 new cases documented annually. According to prescription data compiled by IMS Health, we estimate that the U.S. pharmaceutical market for the treatment of glaucoma exceeds $1.3 billion per year. Of this, the ophthalmic beta-blocker market exceeds $170 million per year, primarily at generic prices, with over 4.4 million prescriptions written annually. Timolol maleate, which is currently available from several manufacturers in either a twice-a-day eye drop solution or once-a-day gel formulation, is the leading beta-blocker to treat glaucoma in the United States. In clinical trials, Istalol, given once-a-day, has shown efficacy and safety comparable to timolol maleate solution, given twice-a-day. Other than Istalol, the only available formulations of timolol maleate which have demonstrated efficacy with once a day dosing are gels, which have been known to cause blurring of patients’ vision.

We launched Istalol in July 2004, and currently promote it through our specialty sales force. Istalol promotion is focused on the 5,000 highest prescribers of glaucoma medications whom we believe account for approximately 70% of all glaucoma prescriptions.

Clinical/regulatory status. Senju submitted an NDA for Istalol for the treatment of glaucoma to the FDA in September 2002 that was accepted for review in November 2002. In June 2004, the FDA approved the NDA for Istalol. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions of Istalol cannot be legally substituted at pharmacies with generic timolol maleate solutions.

Vitrase

Overview

We recently received approval of, and are currently launching, Vitrase, our proprietary formulation of ovine hyaluronidase, for use as a spreading agent. We also are developing it for the treatment of vitreous hemorrhage and diabetic retinopathy. The term hyaluronidase describes a group of naturally occurring enzymes that can digest certain forms of carbohydrate molecules called proteoglycans. Vitrase, when used as a spreading agent, is injected into connective tissue, where it modifies the permeability of such tissues and promotes diffusion of injected drugs, thus accelerating their absorption. When injected into the vitreous humor, Vitrase breaks down the proteoglycan matrix, causing the vitreous humor to liquefy. We believe that this also results in the separation of the vitreous humor from the retina and that, together, these effects are beneficial for the treatment of vitreous hemorrhage and diabetic retinopathy. Vitrase may be administered directly into the vitreous humor through a single-dose injection. The procedure will be performed in several minutes in an ophthalmologist’s office and is virtually painless due to the application of a topical anesthetic.

Spreading Agent

Hyaluronidase has been found to be a spreading or diffusing substance, which modifies the permeability of connective tissue through the hydrolysis of hyaluronic acid, a polysaccharide found in the intercellular ground substance of connective tissue, and of certain specialized tissues, such as the umbilical cord and vitreous humor. Hyaluronidase temporarily decreases the viscosity of the cellular cement and promotes diffusion of injected drugs, thus facilitating their absorption.

When no spreading agent is present, material injected subcutaneously spreads very slowly, but hyaluronidase causes rapid spreading, provided local interstitial pressure is adequate to furnish the necessary mechanical impulse. Such an impulse is normally initiated by injected solutions. The rate of diffusion is proportionate to the amount of enzyme, and the extent is proportionate to the volume of solution. When a spreading agent is administered with anesthesia, it speeds the onset of the anesthetic effect thereby reducing the time required for ocular surgery.

Market opportunity. Based on published reports, we believe the potential annual market opportunity for Vitrase as a spreading agent consists of the 3,000,000 ophthalmic surgeries in the United States each year, of which 2,600,000 are cataract surgeries. In addition to uses in ophthalmology, potential uses for spreading agents include oncology, plastic surgery, pain management and pediatrics.

We are currently launching Vitrase for use as a spreading agent and are currently promoting it through our specialty sales force. We plan to target the top cataract surgeons, many of whom are also high prescribers of glaucoma medications that we currently target for Istalol. In order to support the launch of Vitrase, we are in the process of expanding our sales force to approximately 50 people.

Clinical/regulatory status. In May 2004, the FDA approved our NDA for Vitrase, in a lyophilized 6,200 USP units multi-purpose vial, for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. In October 2004, the FDA informed us that Vitrase (hyaluronidase for injection; lyophilized, ovine) for use as a spreading agent was entitled to five-year new chemical market exclusivity under the federal Food, Drug and Cosmetic Act. In December 2004, the FDA approved our supplemental NDA for Vitrase for use as a spreading agent at a concentration of 200 USP units/mL in sterile solution. We believe the 200 USP units/mL product will help facilitate utilization, aid in obtaining appropriate third party reimbursement and enhance market acceptance.

Vitreous Hemorrhage

A vitreous hemorrhage occurs when retinal blood vessels rupture and bleed into the vitreous humor. These hemorrhages result from leakage from abnormal, weak blood vessels and are associated with diabetic retinopathy, trauma and other factors. The immediate consequence of a vitreous hemorrhage is a reduction in the amount of light that can pass through the normally clear vitreous humor to the retina. The effects of a hemorrhage can be limited to a few dark spots in vision or can result in completely obscured vision. Depending on the severity of the vitreous hemorrhage, it may take several months or significantly longer for the body to reabsorb the blood and for the patient to regain vision. In addition to obstructing the patient’s vision, a vitreous hemorrhage often prevents physicians from seeing into the back of the eye to diagnose or treat the cause of the hemorrhage. If extensive or repeated bleeding occurs, fibrous tissue or scarring can form on the retina, which can lead to a detachment of the retina and permanent vision loss or blindness.

Vitrase is being developed to promote clearance when injected into a blood-filled vitreous humor by causing the vitreous humor to liquefy and the blood to settle to the bottom of the eye. Vitrase may also stimulate the cells responsible for engulfing and breaking down the blood, accelerating the reabsorption of the blood. This would clear the path for light to reach the retina and may enable the patient to regain vision. In addition, clearing the hemorrhage permits the retinal specialist to visualize, diagnose and treat the underlying cause of the vitreous hemorrhage.

Market opportunity. Retinal specialists have limited options for treating vitreous hemorrhage. Currently, there is no drug treatment available and most retinal specialists initially recommend a “watchful waiting” period, during which the attending physician provides no medical treatment in the hope that the hemorrhage will clear on its own. The risks related to watchful waiting may include continued bleeding and, if caused by diabetic retinopathy, disease progression during the time it takes for the blood to clear on its own, if at all.

An alternative to watchful waiting is a surgical procedure called a vitrectomy, in which the vitreous humor and hemorrhage are surgically removed and replaced with a balanced salt solution. There are serious risks associated with a vitrectomy, including both cataract formation and possible loss of vision associated with retinal detachment. These risks contribute to the limited use of vitrectomy as an initial treatment option for vitreous hemorrhage patients.

Based on data compiled by Business Genetics, Inc., we believe that approximately 450,000 cases of vitreous hemorrhage occur each year in the United States, a total of 400,000 cases occur each year in the five largest European markets and 190,000 cases occur each year in Japan. Approximately 60% of all of these cases are due to diabetic retinopathy, 15% are due to trauma and 25% are due to other factors. As a result of the typical progression of the condition, we believe Vitrase, if approved, is unlikely to be used in all cases of vitreous hemorrhage. Based on data compiled for us by The Wilkerson Group, we believe that the potential annual market opportunity in the United States for Vitrase for the treatment of vitreous hemorrhage is approximately 225,000 cases.

Clinical/regulatory status. We have an NDA on file with the FDA for Vitrase for treatment of vitreous hemorrhage. Our NDA submission was supported by two Phase III clinical trials. These trials were prospective, randomized, parallel, placebo-controlled and double-masked studies. We conducted one trial in the United States, Mexico and Canada with an enrollment of 750 patients. We conducted the other trial in Europe, Brazil, Australia and South Africa with an enrollment of 556 patients. Patients enrolled in the studies were monitored through 2003.

The data from the two Phase III studies did not show a statistically significant improvement in the primary endpoint. The primary endpoint was composed of three elements: clearing the vitreous hemorrhage, permitting the physician to diagnose the underlying cause of the bleeding and allowing the physician to complete any required treatment. Further analysis conducted prior to submission of the NDA showed that in both studies for the 55 IU dose of Vitrase there were clinically meaningful and statistically significant results with respect to two of the three elements compromising the primary endpoint: clearing the vitreous hemorrhage and permitting the physician to diagnose the underlying cause of the bleeding. In addition, a statistically significant difference in the proportion of patients with an improvement in best-corrected visual acuity was seen at one and two months, which extended to the three-month post-treatment visit in the study conducted outside North America.

In April 2003, the FDA issued an approvable letter in which it cited issues primarily related to the sufficiency of the efficacy data submitted with the NDA for Vitrase for the treatment of vitreous hemorrhage. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. We have submitted information to the FDA in response to its comments contained in the approvable letter. We believe that all non-clinical issues have been resolved with the FDA, and we are continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, we will determine the next appropriate steps in the approval process of Vitrase for the treatment of vitreous hemorrhage.

Diabetic Retinopathy

Abnormal changes and/or damage to the blood vessels in the eye due to diabetes are known as diabetic retinopathy. Diabetic retinopathy is a progressive disease consisting of two stages, nonproliferative and proliferative. Nonproliferative diabetic retinopathy is the first stage of the condition and occurs when the retinal blood vessels swell and leak fluid and small amounts of blood into the eye.

We believe that Vitrase can treat diabetic retinopathy at the nonproliferative stage. Following injection into the vitreous humor, Vitrase acts to separate the vitreous humor from the retina, thereby limiting growth of retinal blood vessels into the vitreous humor. We believe that Vitrase achieves this by breaking down the proteoglycan component of the substance that binds the vitreous humor to the retina and by liquefying the vitreous humor. This process allows the vitreous humor to detach from the retina. Retinal specialists consider this detachment to be beneficial to diabetic retinopathy patients because it may delay the progression of the disease.

Market opportunity. Diabetes continues to be a major healthcare problem throughout the world and is commonly associated with eye disease. Based on our market research, we believe that nearly eight million individuals in the United States have been diagnosed with diabetes, four to six million have some form of diabetic retinopathy, and that the majority of individuals with diabetic retinopathy are in the nonproliferative stage of the disease. We believe that these people are potential candidates for treatment using Vitrase.

Clinical/regulatory status. We have completed a 60 patient pilot Phase II clinical trial in Mexico City to evaluate the safety and efficacy of a single-dose injection of Vitrase to cause a detachment of the vitreous humor from the retina and the impact on slowing the progression of diabetic retinopathy over a one-year period. The continued development of Vitrase for the treatment of diabetic retinopathy will be dependent upon the FDA’s evaluation of the Vitrase NDA for the treatment of vitreous hemorrhage, among other factors.

Xibrom

Overview

Xibrom is a topical non-steroidal anti-inflammatory formulation of bromfenac for the treatment of ocular inflammation, eye pain and photophobia. The product was developed by Senju and launched in the Japanese market in 2000. We believe its sales growth in Japan is principally due to its superior potency and twice-daily dosing regimen, as compared to the requirement of four doses-per-day for most other anti-inflammatory products. In May 2002, we acquired marketing rights for Xibrom in the United States under a license agreement with Senju.

Ocular Inflammation, Eye Pain and Photophobia

Market opportunity. Currently in the U.S., we estimate that over 5.4 million prescriptions are written annually for topical ophthalmic anti-inflammatory agents. Currently available non-steroid treatments must be dosed four times a day as compared to Xibrom’s twice daily dosing.

Clinical/regulatory status. Senju completed clinical development of bromfenac in Japan and launched the product in Japan in 2000. We submitted an NDA in May 2004 for Xibrom for the treatment of postoperative inflammation and for the reduction of eye pain and photophobia in patients who have undergone cataract extraction. In July 2004, the FDA accepted our Xibrom NDA for filing and review. Based on the PDUFA action date, we expect a response from the FDA on our Xibrom NDA by the end of the first quarter of 2005.

We completed two pivotal Phase III clinical studies in the United States of Xibrom. The trials were randomized, double-masked, placebo-controlled and were conducted under a single protocol. Patients who had cataract surgery were given either Xibrom or placebo and were asked to instill drops two times per day for 14 days. On day 15, the investigator evaluated the inflammation in the eye. As illustrated below, a statistically significant proportion of patients treated with Xibrom achieved treatment success as compared to placebo. The primary endpoint for both studies was the proportion of patients with complete absence of ocular inflammation, as measured by an assessment of immune cells in the anterior chamber of the eye and cellular debris.

	East Study	West Study
Number of subjects	296	231
Number of sites	20	19
Xibrom response	62.6%	65.8%
Placebo response	39.8%	47.9%
p-value	p<0.01	p<0.01

A secondary endpoint in the two trials was the change from the mean baseline Inflammation Score prior to the administration of a different anti-inflammatory medication. The last summed Inflammation Score prior to treatment with a different anti-inflammatory medication was used for those patients who were given a second medication. As depicted in the chart below, a treatment effect was evident in the Xibrom group as early as Day 3 and by the end of the evaluation period the average Inflammation Score of Xibrom subjects in the study was near zero, compared to 1.5 for the placebo arm.

Investigators were allowed to remove subjects from treatment at their discretion if the effect was not adequate and place the subject on another anti-inflammatory medication. Both studies, when analyzed separately, also showed that Xibrom was well tolerated with a lower overall incidence of ocular adverse events than the placebo group, as depicted in the chart below.

	Xibrom	Placebo
Number of Patients	356	171

Ocular Adverse Events
Iritis	25 (7.0%)	30 (17.5%)
Abnormal sensation in eye	23 (6.5%)	13 (7.6%)
Photophobia	6 (1.7%)	19 (11.1%)
Hyperemia	8 (2.2%)	19 (11.1%)
Conjunctival edema	5 (1.4%)	9 (5.3%)
Pruritis	14 (3.9%)	5 (2.9%)
Redness	8 (2.2%)	13 (7.6%)
Irritation (includes burning and stinging)	9 (2.5%)	8 (4.7%)
Pain	15 (4.2%)	20 (11.7%)

The efficacy and safety findings were consistent with results of previous studies conducted in Japan by Senju.

Ecabet Sodium

Overview

We are developing ecabet sodium as a prescription eye drop for the treatment of dry eye syndrome. Ecabet sodium represents a new class of molecules that increases the quantity and quality of mucin produced by conjunctival goblet cells and corneal epithelia. Mucin is a glycoprotein component of tear film that lubricates while retarding moisture loss from tear evaporation. Ecabet sodium is currently marketed in Japan as an oral agent for treatment of gastric ulcers and gastritis. In November 2004, we acquired U.S. marketing rights to ecabet sodium for the treatment of dry eye syndrome under a license agreement with Senju.

Dry Eye Syndrome

According to the National Eye Institute, dry eye syndrome (keratoconjunctivities sicca or KCS) is defined as a disorder of the tear film due to the tear deficiency or excessive tear evaporation which causes damage to the interpalpebral (the exposed area between the upper and lower eye lids) ocular surface and is associated with symptoms of ocular discomfort. Dry eye syndrome has been linked with a number of factors, including age, hormonal changes, ocular disease, medications that disrupt tear secretion or blinking, and autoimmune diseases such as lupus and rheumatoid arthrtis. In severe cases of dry eye syndrome, scarring develops that may lead to blindness.

Market opportunity. Based on data compiled from various publicly available sources, we estimate that annual sales in the U.S. prescription dry eye market are expected to be approximately $80 to $100 million in 2004 and are anticipated to grow to approximately $350 to $700 million within three to five years.

Clinical/regulatory status. Senju has commenced Phase II testing of the product in Japan for the treatment of dry eye syndrome. We anticipate completing an additional Phase IIb study in the second half of 2005. Depending upon the results of our Phase IIb study, we expect to design and initiate two Phase III studies.

Caprogel

Overview

Caprogel is a topical gel formulation of amniocaproic acid for the treatment of hyphema. In May 2002, we acquired worldwide marketing rights for Caprogel under a license agreement with Eastern Virginia Medical School.

Hyphema

Hyphema is a term used to describe bleeding in the anterior chamber, the space between the cornea and the iris, of the eye. It occurs when blood vessels in the iris bleed and leak into the clear aqueous fluid and typically results from trauma to the eye. Hyphemas are usually characterized by pooling of blood in the anterior chamber that may be visible to the naked eye. Some of the symptoms of hyphema are decreased vision, depending on the amount of blood in the eye, pooling of blood in the anterior chamber and elevated intraocular pressure.

The treatment is dependent on the cause and severity of the hyphema. Frequently, the blood is reabsorbed over a period of days to weeks. During this time, the doctor will carefully monitor the intraocular pressure for signs of the blood preventing normal flow of the aqueous fluid through the eye’s angle structures. If the eye pressure becomes elevated, eye drops may be prescribed to control it. In some cases, a procedure is performed to irrigate the blood from the anterior chamber to prevent secondary complications such as glaucoma and bloodstains on the cornea.

Market opportunity. Based on data compiled for us by Milliman U.S.A., we believe that hyphema affects an estimated 50,000 patients per year in the United States, and currently there is no available pharmaceutical agent approved for its treatment.

Clinical/Regulatory status. We are currently conducting feasibility studies for the reformulation and commercialization of Caprogel. Once completed, and if these studies yield promising results, we intend to pursue the remaining Phase III clinical development of Caprogel consistent with such studies’ results. However, the timing and scope for our development of Caprogel may change based on a number of factors, including, among others, our assessment, from time to time, of this product’s clinical results, market potential, other product opportunities and our corporate priorities. Caprogel has received an orphan drug designation for the treatment of hyphema from the FDA, which may result in us receiving a seven year market exclusivity privilege with respect to Caprogel, if approved.

Marketing and Sales

We continue to expand our commercial infrastructure in connection with the marketing, sale and distribution of our approved products in the United States. We recently launched our first product, Istalol and are currently launching our second product, Vitrase for use as a spreading agent. We have hired four regional sales managers, and have entered into a multi-year service agreement with Ventiv Health under which they provide us with a dedicated nationwide specialty sales force, which promotes our products exclusively. Under the terms of our agreement, Ventiv Health provides full-time sales representatives selected by and reporting to our senior sales and marketing management team. We currently are expanding our sales force to approximately 50 sales representatives to support the commercial launch of Vitrase for use as a spreading agent. We further intend to expand our sales force to approximately 70 persons in conjunction with our expected U.S. launch of Xibrom, if approved by the FDA. Under our agreement with Ventiv Health, we have the right to hire the sales representatives Ventiv Health provides us for a nominal fee. In connection with our current sales force expansion, we intend to exercise this right so that these sales representatives will become our employees during the first quarter of 2005. We intend to have Ventiv Health continue to provide us with administrative and other services, including recruitment, training, analytics, and full operational support. We plan to target our commercialization efforts towards approximately 10,000 ophthalmologists, who comprise the most prolific prescribers of ophthalmic beta-blockers, non-steroidal anti-inflammatories and the highest volume cataract surgeons.

New Vitrase Agreement with Allergan

In September 2004, we entered into a new agreement with Allergan, replacing our previous Vitrase collaboration, and reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets. Under the new agreement, we agreed to pay Allergan $10.0 million, $6.5 million at signing and $3.5 million plus interest from the net proceeds we receive from this offering. The $3.5 million payment accrues interest from September 27, 2004 until paid at the higher rate of (i) five percent (5%) per annum or (ii) 30-day LIBOR plus three percent (3%) per annum and is due and payable to Allergan within 15 days of the completion of this offering. We also will make royalty payments to Allergan on our U.S. sales of Vitrase for use in the posterior region of the eye. Allergan has an option to commercialize Vitrase in Europe subsequent to EU product approval. If Allergan does not exercise its option, then such European rights will revert to us, and Allergan will be paid a royalty on our European sales of Vitrase for use in the posterior region of the eye. Under our agreement with Allergan, we have responsibility to file for regulatory approval for Vitrase for vitreous hemorrhage in the EU.

Competition

The markets for therapies that treat diseases and conditions of the eye are subject to intense competition and technological change. Many companies, including major pharmaceutical companies, specialty pharmaceutical companies and specialized biotechnology companies, are engaged in activities similar to ours. Such companies include Allergan, Alcon Laboratories, Inc., Amphastar Pharmaceuticals, Inc., Bausch & Lomb, Halozyme Therapeutics, Inc., Johnson & Johnson, Novartis AG, Pfizer, Inc., Eli Lilly and Company and Inspire Pharmaceuticals, Inc. Many of these companies have substantially greater financial and other resources, larger research and development staffs and more extensive marketing and manufacturing organizations than ours.

We are not aware of any other drug candidates in clinical trials for the treatment of vitreous hemorrhage or hyphema. Numerous companies are working on alternate therapies for ocular inflammation, dry eye syndrome, glaucoma, use as a spreading agent and treatment to help control diabetes and the consequences of diabetes, including diabetic retinopathy.

In addition, competition from generic drugs is a major challenge in the United States to branded drug companies, like us, and may have a material adverse effect on our product revenues. In October 2004, the FDA granted Istalol a “BT” rating, which means that prescriptions for Istalol cannot be substituted legally at pharmacies with generic timolol maleate products. Nonetheless, we believe that certain pharmacies may have substituted, and may be continuing to substitute, Istalol prescriptions with generic timolol maleate solutions. We have commenced an educational campaign to make our customers and pharmacies aware of Istalol’s BT rating and that Istalol cannot be substituted legally at pharmacies with generic timolol maleate products. In October 2004, the FDA informed us that Vitrase (hyaluronidase for injection; lyophilized, ovine) for use as a spreading agent to facilitate the dispersion and absorption of other drugs was entitled to five-year new chemical entity market exclusivity pursuant to the U.S. Food, Drug and Cosmetic Act. The FDA indicated that Vitrase’s new chemical entity exclusivity would bar submission to FDA of certain third party 505(b)(2) NDAs and Abbreviated New Drug Applications, or ANDAs, for drugs containing the same active moiety as Vitrase. The submission bar would be for five years from Vitrase’s approval date (i.e., May 5, 2004) or for four years in the case of patent challenges. The FDA also said that Vitrase’s new chemical entity exclusivity is not a prohibition on FDA’s review and approval of any 505(b)(2) NDA or ANDA that was submitted to the agency before Vitrase was granted five-year exclusivity. In October 2004, the FDA approved Amphadase (hyaluronidase) injection, USP, 150 IU mL, a bovine-sourced hyaluronidase, for use as a spreading agent. Amphadase, manufactured by Amphastar Pharmaceuticals, Inc., is the generic equivalent of a branded bovine-sourced hyaluronidase which is no longer commercially available. Our ability to secure the benefit of the Vitrase market exclusivity depends on a variety of factors, some of which are beyond our control, including, among others, the timing, content and outcome of actions and decisions by the FDA and other regulatory authorities regarding third party products and the impact and scope of the Vitrase market exclusivity and its affect on third party products.

Manufacturing

We have supply agreements with Bausch & Lomb to manufacture commercial quantities of Istalol and, if approved, Xibrom. Currently, Bausch & Lomb is our sole source for Istalol and Xibrom. Ovine hyaluronidase, the active pharmaceutical ingredient used in Vitrase, is processed in several stages to produce a highly purified raw material for formulation. In June 2004, we entered into an amended and restated supply agreement with Biozyme for ovine hyaluronidase for use in ophthalmic and spreading agent applications. Under our agreement with Biozyme, we are obligated to make product purchases totaling at least $750,000 over three years. We also entered into a technology license agreement with Biozyme providing us certain rights to manufacture hyaluronidase, in return for an aggregate license fee of $1.1 million payable over three years. Our supply agreement with Biozyme ends in August 2007, after which any further supply of hyaluronidase by Biozyme to us would be subject to Biozyme’s agreement. Currently, Biozyme is our sole source for ovine hyaluronidase. We have entered into supply agreements with R.P. Scherer West and Alliance Medical Products to manufacture commercial quantities of Vitrase in a lyophilized 6,200 USP units multi-purpose vial and 200 USP units/mL in sterile solution, respectively. Currently, each of R.P. Scherer West and Alliance Medical Products is our sole source for Vitrase in these respective configurations. While we are currently pursuing additional sources for these products and materials, our success in establishing such additional supply arrangements can not be assured.

Patents and Proprietary Rights

Our success will depend in part on our ability to obtain patent protection for our inventions, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. Our strategy is to actively pursue patent protection in the United States and foreign jurisdictions for technology that we believe to be proprietary and that offers a potential competitive advantage for our inventions. We currently own or license 44 United States and foreign patent applications and 33 United States and foreign issued patents.

In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection of these trade secrets and proprietary know-how, in part, through confidentiality and proprietary information agreements. We make efforts to require our employees, directors, consultants and advisors, outside scientific collaborators and sponsored researchers, other advisors and other individuals and entities to execute confidentiality agreements upon the start of employment, consulting or other contractual relationships with us. These agreements provide that all confidential information developed or made known to the individual or entity during the course of the relationship is to be kept confidential and not be disclosed to third parties except in specific circumstances. In the case of employees and some other parties, the agreements provide that all inventions conceived by the individual will be our exclusive property. These agreements may not provide meaningful protection for or adequate remedies to protect our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

We also file trademark applications to protect the names of our products. These applications may not mature to registration and may be challenged by third parties. In addition, some of our trademarks, including Caprogel and Xibrom, are owned by or assignable to our licensors Eastern Virginia Medical School and Senju, and upon expiration or termination of the license agreements, we may no longer be able to use these trademarks.

Employees

As of December 31, 2004, we had 63 full-time employees. Approximately 41 of our employees are involved in research and clinical development activities. Eight of our employees hold Ph.D. or M.D. degrees and 11 other employees hold other advanced degrees. We currently intend to hire our contracted sales representatives, which when combined with new sales representative hires, will increase the number of our employees by approximately 50 people in the first quarter of 2005. Our employees do not have a collective bargaining agreement. We consider our relations with our employees to be good.

Legal Proceedings

We are involved in legal proceedings incidental to our business from time to time. We believe that pending actions, individually and in the aggregate, will not have a material adverse effect on our financial condition, results of operations or cash flows, and that adequate provision has been made for the resolution of such actions and proceedings.

Properties

We currently lease facilities, which approximate 34,877 square feet of laboratory and office space, in Irvine, California. The term of our Irvine, California leasehold expires October 31, 2009.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages as of December 31, 2004 of our directors and executive officers:

Name	Age	Positions
Vicente Anido, Jr., Ph.D.	52	President and Chief Executive Officer, Director
Marvin J. Garrett	54	Vice President, Regulatory Affairs, Quality & Compliance
Lisa R. Grillone, Ph.D.	55	Vice President, Clinical Research and Medical Affairs
Kathleen McGinley	55	Vice President, Human Resources and Corporate Facilities
Kirk McMullin	51	Vice President, Operations
Thomas A. Mitro	47	Vice President, Sales & Marketing
Lauren P. Silvernail	46	Chief Financial Officer and Vice President, Corporate Development
Rolf Classon	59	Director
Peter Barton Hutt	70	Director
Kathleen D. LaPorte	43	Director
Benjamin F. McGraw III, Pharm.D.	55	Director
Dean J. Mitchell	48	Director
Liza Page Nelson	45	Director
Wayne I. Roe	54	Director
Richard C. Williams	61	Director (Chairman of the Board of Directors)

Vicente Anido, Jr., Ph.D. has served as our President and Chief Executive Officer and on our Board of Directors since December 2001. From June 2000 to September 2001, Dr. Anido was general partner for Windamere Venture Partners. From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a biotechnology company. From 1993 to 1996, he served as President of the Americas Region of Allergan, a specialty pharmaceutical company focusing on ophthalmology, dermatology and neuromuscular indications. Dr. Anido is also a director of Apria Healthcare, Inc. Dr. Anido received a Ph.D. in Pharmacy Administration from the University of Missouri.

Marvin J. Garrett has served as our Vice President, Regulatory Affairs, Quality & Compliance since June 1999. From May 1994 to June 1999, Mr. Garrett was Vice President, Regulatory Affairs and Clinical Research for Xoma, Ltd., a biotechnology company. From 1990 to 1994, he was President and General Manager of Coopervision Pharmaceutical, a division of the Cooper Companies, Inc. Mr. Garrett received a B.S. in Microbiology from California State University Long Beach.

Lisa R. Grillone, Ph.D. has served as our Vice President, Clinical Research and Medical Affairs since August 2000. From 1990 to July 2000, Dr. Grillone served in various drug development positions with ISIS Pharmaceuticals, Inc., a biotechnology company, last serving as Executive Director, Intellectual Property Licensing. Dr. Grillone received a Ph.D. in Cell Biology and Anatomy from New York University.

Kathleen McGinley has served as our Vice President, Human Resources and Corporate Facilities, since November 2003. From January 2003 to November 2003, Ms. McGinley served as a consultant to ISTA. From May 2000 to January 2003, Ms. McGinley served as Director and Vice President, Human Resources for Littlefeet, Inc. From December 1999 to May 2000 she served as Director of Human Resources for Combi-Chem/Dupont Pharmaceuticals in San Diego, CA. Ms. McGinley received a M.S. from the University of Tennessee, Knoxville.

Kirk McMullin has served as Vice President, Operations since August 2002. From 1995 to 2002, Mr. McMullin was Vice President, Worldwide Manufacturing Support for Allergan. Mr. McMullin received a B.A. from Humboldt State University.

Thomas A. Mitro has served as our Vice President, Sales & Marketing since July 2002. From 1980 to 2002, Mr. Mitro held several positions at Allergan, including Vice President, Skin Care, Vice President, Business Development and Vice President, e-Business. Mr. Mitro received a B.S. degree from Miami University.

Lauren P. Silvernail has served as our Chief Financial Officer and Vice President, Corporate Development, since March 2003. From 1995 to March 2003, Mrs. Silvernail served in various operating and corporate development positions for Allergan, most recently serving as Vice President, Business Development. From 1989 to 1994, she was a general partner at Glenwood Ventures and served as a director and operating manager for several portfolio companies. Mrs. Silvernail received a M.B.A. from the University of California, Los Angeles.

Rolf Classon was appointed to our Board of Directors in July 2004. From October 2002 to July 2004, Mr. Classon was the President of Bayer HealthCare LLC, a subsidiary of Bayer AG. From October 2002 to July 2004, Mr. Classon served as the Chief Executive Officer of Bayer Healthcare LLC. From December 1995 to October 2002, Mr. Classon served as President of Bayer Diagnostics. From September 1991 to December 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From May 1990 to September 1991, Mr. Classon was the President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon is a member of the Board of Directors of Enzon Pharmaceuticals, Inc., Hillenbrand Industries and Auxilium Pharmaceuticals. He received his Chemical Engineering Certificate from the Gothenburg School of Engineering, and he has a Business Degree from the University of Gothenburg.

Peter Barton Hutt has served on our Board of Directors since November 2002. Mr. Hutt is a partner specializing in food and drug law in the Washington, D.C. law firm of Covington & Burling. From time to time, Covington &Burling provides legal services to us. Mr. Hutt joined Covington & Burling in 1960 and was named partner in 1968, leaving from 1971 to 1975 to serve as Chief Counsel for the Food and Drug Administration and returning to Covington & Burling in September 1975. Mr. Hutt is the co-author of the casebook used to teach Food and Drug Law throughout the country and teaches a full course on the subject annually at Harvard Law School. Mr. Hutt received a B.A. from Yale University and a LL.B. from Harvard University. In addition, Mr. Hutt received a Master of Laws degree in Food and Drug Law from New York University Law School.

Kathleen D. LaPorte has served on our Board of Directors since November 2002. Ms. LaPorte is a General Partner in the Healthcare Technology Group of the Sprout Group located in Menlo Park, California. Ms. LaPorte joined the Sprout Group in 1993 and became a General Partner in 1994. Between 1987 and 1993, Ms. LaPorte was a principal at Asset Management Company, a venture capital firm focused on early-stage investments. Previously, Ms. LaPorte was a financial analyst with The First Boston Corporation. Ms. LaPorte received a B.S. from Yale University and a M.B.A. from Stanford University Graduate School of Business. Sprout Capital has a contractual right to designate representatives to be nominated to our Board of Directors. Ms. LaPorte is the designated representative of Sprout Group.

Benjamin F. McGraw, III, Pharm.D. has served on our Board of Directors since April 2000, except for the period from November 2002 to December 2002. Dr. McGraw has been President and Chief Executive Officer since 1994 and Chairman of the Board of Valentis, Inc., a biotechnology company, since 1996. Prior to this, Dr. McGraw was Corporate Vice President for Corporate Development of Allergan. Before that, he was an equity analyst and a fund manager at Carerra Capital Management. Prior to this, he was Vice-President, Development for Marion Laboratories and Marion, Merrell Dow. Dr. McGraw received B.S. and Doctor of Pharmacy degrees from the University of Tennessee Center for the Health Sciences where he also completed a clinical practice residency.

Dean J. Mitchell was appointed to our Board of Directors in July 2004. In December 2004, Mr. Mitchell assumed the roles of President and Chief Executive Officer at Guilford Pharmaceuticals, Inc. Prior to joining Guilford, Mr. Mitchell had been the Vice President, Strategy at Bristol-Myers Squibb (BMS) from February

2004 to November 2004. From March 2002 to January 2004, he was the President, U.S. Primary Care, Worldwide Medicines Pharmaceuticals Group, a division of BMS. From September 2001 to February 2002, he was the President, International, Worldwide Medicines Pharmaceuticals Group, a division of BMS. From September 1999 to August 2001, he was the Senior Vice President, Clinical Development and Product Strategy of GlaxoSmithKline plc. From June 1995 to September 1999, he was the Vice President and General Manager, Specialty Divisions, Strategic Planning and Business Development of GlaxoSmithKline. Mr. Mitchell is on the Board of the National Pharmaceutical Council and serves as its Treasurer. He received his MBA degree from City University Business School (London, UK) and his B.Sc. degree in Biology from Coventry University, UK.

Liza Page Nelson has served on our Board of Directors since November 2002. Ms. Nelson is a Managing Director and Co-Head of Healthcare investing activities for Investor Growth Capital, Inc. Prior to joining Investor Growth Capital in 1998, from 1988 to 1998, Ms. Nelson held a series of positions with increasing responsibility in corporate finance, strategic planning, contracting, marketing, business development and operating management at Pfizer, Inc. Prior to joining Pfizer, Ms. Nelson was with the Boston Consulting Group and E.M. Warburg, Pincus & Co. Ms. Nelson received a B.A. degree in Economics from Wesleyan University and a M.B.A. in Finance and Marketing from the Yale School of Management. Investor Growth Capital Limited has a contractual right to designate a representative to be nominated to our Board of Directors. Ms. Nelson is the designated representative of Investor Growth Capital Limited.

Wayne I. Roe has served on our Board of Directors since June 1998, except for the period from November 19, 2002 to December 2002. Mr. Roe was Senior Vice President for United Therapeutics, Inc., a biotechnology company, from November 1999 to November 2000. From November 1988 to March 1999, Mr. Roe founded and served in various management positions at Covance Health Economics and Outcome Services, a consulting firm for life sciences companies, last serving as Chairman of the Board of Directors. Mr. Roe is also currently a director of Aradigm Corporation, a developer of drug delivery systems. Mr. Roe received a M.A. in Political Economy from the State University of New York and an M.A. in Economics from the University of Maryland.

Richard C. Williams has served on our Board of Directors since December 2002 and as Chairman of our Board of Directors since July 2004. Since 1989, Mr. Williams has served as the founder and President of Conner-Thoele Limited, a consulting and financial advisory firm specializing in the healthcare industry and pharmaceutical segment. From 2000 to April 2001, Mr. Williams also served as Vice Chairman-Strategic Planning and director of King Pharmaceuticals, Inc. From 1992 to 2000, Mr. Williams served as Chairman and director of Medco Research, a cardiovascular pharmaceutical development company, prior to its acquisition by King Pharmaceuticals in 2000. From 1997 to 1999, Mr. Williams was Co-Chairman and a director of Vysis, a genetic biopharmaceutical company. Prior to founding Conner-Thoele Limited, Mr. Williams held various operational and financial management officer positions with Erbamont, N.V., Field Enterprises, Inc., Abbott Laboratories and American Hospital Supply Corporation. Mr. Williams is also a director of EP Med Systems and a director, Chairman and interim Chief Executive Officer of Cellegy Pharmaceuticals, Inc., a specialty biopharmaceutical company. Mr. Williams received a B.A. degree from DePauw University and an M.B.A. from the Wharton School of Finance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of January 6, 2005, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Outstanding	Number of Shares Underlying Options	Approximate Percent Owned (1)
Directors and Named Executive Officers
Vicente Anido, Jr., Ph.D.	0	425,654	2.2%
Rolf Classon	0	0
Marvin J. Garrett	0	116,486	*
Lisa R. Grillone, Ph.D.	0	114,344	*
Peter Barton Hutt	0	37,917	*
Kathleen D. LaPorte (2)	5,198,572	37,917	25.9%
Benjamin F. McGraw III, Pharm.D.	1,500	43,718	*
Dean J. Mitchell	0	0
Thomas A. Mitro	0	115,602	*
Liza Page Nelson (3)	3,765,847	37,917	18.9%
Wayne I. Roe	1,500	46,681	*
Lauren P. Silvernail	0	86,644	*
Richard C. Williams	1,500	37,917	*
All executive officers and directors as a group (13 persons)	8,961,419	1,100,797	50.5%

5% Stockholders
Investor Growth Capital Limited	2,608,501	0	13.2%
Investor Group LP	1,117,929	0	5.7%
Sprout Capital IX LP	4,893,358	0	24.5%
Sanderling Venture Partners (4)	1,578,070	0	8.1%
Kilkenny Capital Management, LLC (5)	1,159,714	0	6.0%
Cooper Hill Partners, LLC (6)	1,034,820	0	5.3%

*	Less than 1%
(1)	This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 19,366,335 shares of common stock as of January 6, 2005. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of the January 6, 2005, are deemed outstanding for computing the percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.
(2)	Consists of 4,893,358 shares (including 653,978 shares issuable upon exercise of warrants) of Sprout Capital IX L.P., 19,298 shares (including 2,577 shares issuable upon exercise of warrants) of Sprout Entrepreneurs’ Fund L.P., 246,515 shares (including 32,919 shares issuable upon exercise of warrants) of Sprout IX Plan, L.P., and 1,500 shares of restricted stock owned by Ms. LaPorte. Ms. LaPorte is a General Partner in the Healthcare Technology Group of the Sprout Group, and is a Managing Director of DLJ Capital Corp., which is the Managing General Partner of Sprout Capital IX, L.P. and the General Partner of Sprout Entrepreneurs’ Fund, L.P. Ms. LaPorte disclaims beneficial ownership except the extent of her pecuniary interest therein. Ms. LaPorte’s business address is c/o The Sprout Group, 3000 Sand Hill Road, Suite 170, Menlo Park, California 94024.

(3)	Consists of 2,608,501 shares (including 372,105 shares issuable upon exercise of warrants) of Investor Growth Capital Limited, 1,117,929 shares (including 159,474 shares issuable upon exercise of warrants) of Investor Group L.P., and 1,500 shares of restricted stock owned by Ms. Nelson. Ms. Nelson is a Managing Director and Co-Head of Healthcare Investing Activities for Investor Growth Capital, an affiliate of Investor Group, L.P. Ms. Nelson disclaims beneficial ownership except to the extent of her pecuniary interest therein. Ms. Nelson’s business address is c/o Investor Growth Capital, 12 East 49th Street, 27th Floor, New York, New York 10017.
(4)	Consists of 966 shares owned by Sanderling IV Biomedical;1,595 shares owned by Sanderling IV Limited Partnership; 118,900 shares (including 17,664 shares issuable upon exercise of warrants) owned by Sanderling V Beteiligungs GmbH & Co. KG; 495,973 shares (including 74,153 shares issuable upon exercise of warrants) owned by Sanderling V Biomedical Co-Investment Fund; 133,775 shares (including 20,001 shares issuable upon exercise of warrants) owned by Sanderling V Limited Partnership; 3,604 shares owned by Sanderling Venture Partners IV; 4,098 shares owned by Sanderling Venture Partners IV LP; 776 shares owned by Sanderling Venture; 818,081 shares (including 122,312 shares issuable upon exercise of warrants) owned by Sanderling Venture Partners V Co-Investment Fund; 302 shares owned by Sanderling IV Biomedical Limited LP. Sanderling Venture Partners is located at 2730 Sand Hill Road, Suite 200, Menlo Park, California 94024.
(5)	Kilkenny Capital Management, LLC is located at 311 South Wacher Drive, Suite 6350, Chicago, Illinois 60606.
(6)	Cooper Hill Partners, LLC is located at 767 Third Avenue, 22nd Floor, New York, NY 10077.

SHARES ELIGIBLE FOR RESALE

Immediately after the completion of this offering, based on the number of shares of our common stock outstanding as of January 6, 2005, we will have 23,866,335 shares of our common stock outstanding (or 24,541,335 shares if the underwriters’ over-allotment option is exercised in full). Of these shares, all of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock purchased and held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Shares of our common stock held by our affiliates upon completion of this offering are deemed “restricted securities” under Rule 144 under the Securities Act. As of January 6, 2005, we estimate that 13,834,820 shares of our common stock were held by our affiliates. However, all of these restricted shares of our common stock, except for those held by our officers subject to certain lock-up agreements described below, may be sold pursuant to the registration statements described below. In addition, all of these restricted shares of our common stock, except for those held by our officers subject to certain lock-up agreements described below, are eligible for sale in the public market pursuant to Rule 144.

Rule 144

Rule 144 makes available an exemption from the registration requirements of the Securities Act. In general, under Rule 144 as currently in effect, after this offering a person (or persons whose shares are aggregated) who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	one percent of the then-outstanding shares of our common stock, which will be approximately 238,663 shares immediately after completion of this offering (assuming no exercise of the underwriters’ over-allotment option); or

•	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of sale on Form 144,

provided, in each case, that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one and two year holding periods described above, a holder of restricted shares of our common stock can include the holding periods of a prior owner who was not our affiliate. The one and two year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Lock-up Agreements

All of our executive officers have agreed not to, directly or indirectly, offer, sell, agree to sell or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, without the prior written consent of Banc of America Securities LLC and Thomas Weisel Partners LLC for a period of 60 days after January     , 2005, the date of the underwriting agreement, subject to extension for up to 18 days at the option of such underwriters. Notwithstanding the foregoing, each of our executive officers may transfer shares of common stock:

•	as a bona fide gift or gifts, provided that each donee agrees to be bound by the restrictions described above; or

•	to any trust the beneficiaries of which are exclusively that person or members of the immediate family of that person, provided that the transfer does not involve a disposition for value and all trustees of each such trust agree to be bound by the restrictions described above.

Registration Rights

We filed a registration statement on Form S-3 (Registration No. 333-103820) to cover the sale of 11,578,926 shares issued to the investors in the PIPE transaction and bridge financing transaction and 1,842,104 shares issuable upon conversion of the warrants issued in connection with these transactions, which was declared effective on June 6, 2003. We have also filed a registration statement on Form S-3 (Registration No. 333-114815), which was declared effective in May 2004, of which this prospectus supplement is a part.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below, through their representatives, Banc of America Securities LLC and Thomas Weisel Partners LLC, has severally agreed to purchase the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Banc of America Securities LLC
Thomas Weisel Partners LLC
Lazard Frères & Co. LLC
C.E. Unterberg, Towbin LLC

Total	4,500,000

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Over-Allotment Option

We have granted a 30-day option to the underwriters to purchase up to a total of 675,000 additional shares of our common stock at the public offering price, less the underwriting discount, as set forth on the cover page of this prospectus supplement. The underwriters may exercise this option from time to time in whole or in part only to cover over-allotments made in connection with the sale of stock offered in this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount set forth in the table above, and we will be committed to sell those additional shares.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $ per share of common stock to certain dealers. The underwriters may allow, and the dealers may reallow a concession not in excess of $ per share of common stock on sales to certain other brokers and dealers. After the initial offering, the offering price, concessions and other selling terms may be changed by the underwriters.

The following table summarizes the per share and total public offering price, the underwriting discount and the proceeds we will receive before expenses in connection with this offering:

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us

We estimate that the expenses of this offering payable by us, not including underwriting discounts, will be approximately $            .

Indemnification of Underwriters

We have agreed to indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

All of our executive officers have agreed not to, directly or indirectly, offer, sell, agree to sell or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock or to cause or require the filing of a registration statement with the SEC with respect to any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, without the prior written consent of Banc of America Securities LLC and Thomas Weisel Partners LLC for a period of 60 days after January             , 2005, the date of the underwriting agreement, subject to extension for up to 18 days at the option of such underwriters. Notwithstanding the foregoing, each of our executive officers may transfer shares of common stock:

•	as a bona fide gift or gifts, provided that each donee agrees to be bound by the restrictions described above; and

•	to any trust the beneficiaries of which are exclusively that person or members of the immediately family of that person, provided that the transfer does not involve a disposition for value and all trustees of each such trust agree to be bound by the restrictions described above.

We have agreed that for a period of 60 days after January     , 2005, the date of the underwriting agreement, subject to extension for up to 18 days at the option of such underwriters, we will not, without the prior written consent of such underwriters, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock, or file any registration statement with the SEC in respect of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, except for the shares of common stock offered in this offering, the shares of common stock issuable upon exercise of warrants or options or the vesting of restricted stock grants outstanding on the date of this prospectus supplement, and the shares of our common stock that are issued under our incentive stock plans or stock purchase plans existing as of the date of this prospectus supplement.

Banc of America Securities LLC and Thomas Weisel Partners LLC may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock or other securities subject to the lock-up agreements referred to above.

Nasdaq National Market Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “ISTA.”

Discretionary Accounts

The underwriters do not expect sales of shares of common stock offered by this prospectus supplement and the accompanying prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange

Act during a period before the commencement of offers or sales of common stock and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares of common stock in the open market for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. The underwriters may impose penalty bids. This means that if the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of the transactions. Neither we nor the underwriters make any representation or prediction as to whether or not the underwriters will engage in any of the transactions described above or, if they do engage in any of these transactions, the effect that those transactions may have on the market price of our common stock. Those transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, they may be discontinued without notice at any time.

Other Relationships

Some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and/or other services to us from time to time, for which they have received and may in the future receive customary fees and expenses. In particular, Thomas Weisel Partners LLC acted as an agent on our PIPE transaction completed in November 2002 and acted as the lead underwriter in connection with our public offering in November 2003. In addition, Banc of America Securities LLC, Thomas Weisel Partners LLC, Lazard Frères & Co. LLC and C.E. Unterberg, Towbin acted as placement agents in our registered direct offering in August 2004. Finally, Investor Growth Capital Limited and Investor Group LP, who are each 5% or greater shareholders in our company, entered into a 10b5-1 Stock Sales Plan on August 30, 2004 with Thomas Weisel Partners LLC. Neither Investor Growth Capital Limited nor Investor Group LP are offering to sell shares in this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Sidley, Austin, Brown & Wood LLP, will act as counsel for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

We are subject to the information and periodic reporting requirements of the Exchange Act, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s Web site on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 26, 2004;

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on July 20, 2004;

4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 12, 2004;

5. Our Current Report on Form 8-K, filed May 26, 2004 (announcing the filing of the NDA for Xibrom);

6. Our Current Report on Form 8-K, filed June 9, 2004 (announcing that the FDA approved the NDA for Istalol for the treatment of glaucoma);

7. Our Current Report on Form 8-K, filed June 21, 2004 (regarding our Amended and Restated Supply Agreement and Technology License Agreement with Biozyme);

8. Our Current Report on Form 8-K, filed August 4, 2004 (announcing (i) the acceptance by the FDA of our NDA for Xibrom, (ii) the U.S. commercial launch of Istalol, and (iii) our submission of a supplemental NDA for Vitrase for use as a spreading agent);

9. Our Current Report on Form 8-K, filed August 6, 2004, (announcing that we had entered into a Placement Agency Agreement with respect to an offering of a minimum of 1,250,000 shares and a maximum of 2,500,000 shares of our common stock at an offering price of $8.50 per share);

10. Our Current Report on Form 8-K, filed August 10, 2004 (announcing that we had entered into Purchase Agreements with certain affiliates of Kilkenny Capital Management pursuant to which we agreed to sell a total of 250,000 shares of our common stock, at a price of $8.50 per share, for aggregate proceeds of $2,125,000);

11. Our Current Report on Form 8-K, filed August 12, 2004 (announcing the completion of our registered direct offerings);

12. Our Current Report on Form 8-K, filed August 13, 2004 (announcing that we had entered into a Third Amendment to Lease dated as of August 12, 2004 with Alton Plaza Property, Inc.);

13. Our Current Report on Form 8-K, filed September 13, 2004 (announcing that in accordance with Rule 10b5-1 under the Exchange Act, as amended, two of our significant stockholders, Investor Growth Capital Ltd. and Investor Group LP adopted a trading plan for the sale of our common stock);

14. Our Current Report on Form 8-K, filed September 28, 2004 (announcing that we had entered into an agreement with Allergan Sales, LLC, a Delaware limited liability company and wholly-owned subsidiary of Allergan, Inc., and Allergan Pharmaceuticals Ireland, a Cayman Islands Company and wholly-owned subsidiary of Allergan, Inc. pursuant to which we reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets);

15. Our Current Report on Form 8-K, filed October 21, 2004, (announcing stockholder approval of our 2004 Performance Incentive Plan);

16. Our Current Report on Form 8-K, filed November 18, 2004, (announcing that we had entered into a License Agreement with Senju Pharmaceuticals Co., Ltd. pursuant to which we were granted certain exclusive rights in the United States to market and sell an ecabet sodium product for the treatment of dry eye);

17. Our Current Report on Form 8-K, filed December 15, 2004, (announcing an amendment to our Amended and Restated Bylaws);

18. Our Current Report on Form 8-K/A, filed December 28, 2004, (amending and restating our Current Report on Form 8-K, filed November 18, 2004, to include as an exhibit our License Agreement with Senju Pharmaceuticals Co., Ltd. pursuant to which we were granted certain exclusive rights in the United States to market and sell an ecabet sodium product for the treatment of dry eye);

19. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

20. All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

You may request a copy of these filings, at no cost, by writing us at ISTA Pharmaceuticals, Inc., Chief Financial Officer, 15295 Alton Parkway, Irvine, CA 92618 or calling us at (949) 788-6000.

PROSPECTUS

ISTA PHARMACEUTICALS, INC.

$75,000,000

DEBT SECURITIES

WARRANTS

PREFERRED STOCK

COMMON STOCK

3,600,000 shares of Common Stock offered by

Sprout Capital IX, L.P.

Investor Growth Capital Limited

Investor Group, L.P.

We will provide the specific terms for each of these securities and their offering prices in supplements to this prospectus. In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms of convertibility and terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants to purchase these securities, the terms will include term, conversion and exercise prices and other terms. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $75,000,000.

In addition, Sprout Capital IX, L.P., Investor Growth Capital Limited, and Investor Group, L.P., as selling stockholders, may from time to time offer and sell up to 3,600,000 shares in the same offering as us or in separate offerings.

Our common stock is quoted on the Nasdaq National Market under the symbol “ISTA.” On May 5, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $14.80 per share. None of the other securities are currently publicly traded. We and the selling stockholders may sell these securities to or through underwriters and also to other purchasers or through agents. We and the selling stockholders will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks we describe in this prospectus and in the accompanying prospectus supplement, for a fuller understanding of the risks and uncertainties that we face. See “ Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this Prospectus is May 18, 2004

ABOUT ISTA PHARMACEUTICALS

In this prospectus, the terms “ISTA”, the “Company”, “we”, “us”, and “our” refer to ISTA Pharmaceuticals, Inc.

We are a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved products for serious diseases and conditions of the eye. Since our inception, we have devoted our resources primarily to fund research and development programs and late-stage product acquisitions. In December 2001, we announced our strategic plan to transition from a development-stage organization to a specialty pharmaceutical company with a primary focus on ophthalmology.

In May 2004, the U.S. Food and Drug Administration (“FDA”) approved our New Drug Application (“NDA”) for Vitrase® (hyaluronidase for injection; lyophilized ovine) for use as a spreading agent to facilitate the dispersion and absorption of other drugs. We are also seeking FDA approval for Vitrase® for the treatment of vitreous hemorrhage and are pursuing development of Vitrase® for the treatment of diabetic retinopathy. In addition, we are pursuing market approval in the United States of Istalol™ (timolol) to treat glaucoma. In December 2003, we completed enrollment of our Phase III clinical studies in the United States for Xibrom™ (bromfenac), a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation and announced the initial results of our clinical studies in March 2004. Finally, we are currently conducting feasibility studies for the reformulation and commercialization of Caprogel® (aminocaproic acid), a topical formulation aminocaproic acid for the treatment of hyphema. We believe that if Vitrase®, Istalol™, and our other ophthalmic product candidates obtain regulatory approval and are commercially successful, we will advance our strategic plan to build a specialty pharmaceutical company focused on serious diseases and conditions of the eye.

There can be no assurances that the other applications of Vitrase® or Istalol™ will receive final FDA approval. Even though we received FDA approval of the Vitrase® NDA for use as a spreading agent, the launch of the product may require FDA approval of supplemental filings related to product packaging and labeling, securing favorable reimbursement for the product and, in certain circumstances, the approval of Allergan, Inc. Nevertheless, we are currently undertaking significant preparations for expansion of our manufacturing and marketing capabilities in the event such approvals are obtained. If approved by the FDA, Vitrase® and Istalol™ will be manufactured for us through our contract manufacturers. In the United States the marketing of Istalol™ will be done by us. Allergan is responsible for commercializing Vitrase® for uses in the posterior region of the eye.

We currently have no products available for sale and have not generated any revenues from sales of our products. We have incurred losses since inception and had an accumulated deficit of $152.9 million through March 31, 2004. Our losses have resulted primarily from research and development activities, including clinical trials, related general and administrative expenses and a deemed dividend to our preferred shareholders. We expect to continue to incur operating losses for the foreseeable future as we continue to conduct research, development and clinical testing activities, and to seek regulatory approval for our product candidates and to develop our marketing, sales, distribution and other commercial and management capacities in anticipation of the approval of one or more of our product candidates.

Our corporate offices are located at 15279 Alton Parkway, #100, Irvine, California 92618. Our telephone number is (949) 788-6000, and our website address is www.istavision.com. Information on our website is not part of this prospectus.

Securities We Are Offering

We may offer any of the following securities from time to time:

•	our debt securities;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	shares of our preferred stock; or

•	shares of our common stock.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $75,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities. Our debt securities may be senior or subordinated in right of payment and may be convertible into our common stock or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in an applicable prospectus supplement.

Warrants. We may offer warrants to purchase our common stock, preferred stock and debt securities. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Preferred Stock. We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Common Stock. We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol “ISTA”

Listing. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Selling Stockholders

Under this shelf registration, the selling stockholders also may sell up to 3,600,000 shares of our common stock in one or more offerings including through underwriters or dealers, through agents, through block trades, directly to purchasers, in privately negotiated transactions or in short sales. See “Plan of Distribution” below.

RISK FACTORS

Investing in our securities involves a material degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus and any accompanying prospectus supplement delivered with this prospectus, as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement and the additional information in the other reports we file with the SEC.

Risks Related to Our Business

If we do not receive and maintain regulatory approvals for our product candidates, we, or our marketing partners, will not be able to commercialize our products, which would substantially impair our ability to generate revenues and materially harm our business and financial condition.

Only one of our product candidates has received regulatory approval from the FDA. In May 2004, the FDA approved our NDA for Vitrase® for use as a spreading agent. Approval from the FDA is necessary to manufacture and market pharmaceutical products in the United States. Many other countries including major European countries and Japan have similar requirements.

The NDA process is extensive, time-consuming and costly, and there is no guarantee that the FDA will approve additional NDAs of our product candidates, or that the timing of any such approval will be appropriate for our product launch schedule and other business priorities, which are subject to change. We have submitted two NDAs which are currently pending before the FDA, one for Vitrase®, for the treatment of vitreous hemorrhage, and one for Istalol™. Moreover, we depend on the assistance of Senju for obtaining regulatory approval for Istalol™.

Although we have received an approvable letter from the FDA with respect to our NDA for Vitrase® for the treatment of vitreous hemorrhage, the FDA has requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. There can be no assurances that the FDA will approve this NDA for Vitrase®, even if we decide to and are successfully able to undertake the further analysis and clinical testing requested by the FDA.

The FDA has also issued an approvable letter with respect to the Istalol™ NDA, citing issues related to manufacturing methods and controls. While we believe these issues are addressable, there can be no assurance that the FDA will approve the NDA for Istalol™, or that the timing of any such approval would be appropriate in view of our changing business objectives and priorities.

While we have received FDA approval of Vitrase® for use as a spreading agent, the timing of, or conditions imposed by the FDA on any such approval might not be appropriate for our marketing, product development and business priorities or those of Allergan, our marketing partner for uses in the posterior region of the eye. In addition, we plan to file a supplemental NDA for a smaller vial size at a dose concentration (150 unit/mL) that we believe is optimal for use as a spreading agent. We anticipate that, pending timely submission of our NDA supplement and FDA review, this supplemental NDA could be approved by the FDA during the second half of 2004. There can be no assurances, however, that the FDA will approve this supplemental NDA.

Clinical testing of pharmaceutical products is also a long, expensive and uncertain process. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy. We completed our Phase III studies of Xibrom™, a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation, and announced initial results of our clinical studies in March 2004. Based on the initial results of our Phase III studies, we anticipate submitting a NDA for Xibrom™ in the second quarter of 2004.

The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from obtaining regulatory approval and commercializing the product.

FDA approval can be delayed, limited or not granted for many reasons, including, among others:

•	FDA officials may not find a product candidate safe or effective to merit an approval;

•	FDA officials may not find that the data from preclinical testing and clinical trials justifies approval, or they may require additional studies that would make it commercially unattractive to continue pursuit of approval;

•	the FDA might not approve our manufacturing processes or facilities, or the processes or facilities of our contract manufacturers or raw material suppliers;

•	the FDA may change its approval policies or adopt new regulations; and

•	the FDA may approve a product candidate for indications that are narrow or under conditions that place our product at a competitive disadvantage, which may limit our sales and marketing activities or otherwise adversely impact the commercial potential of a product.

If the FDA does not approve our product candidates in a timely fashion on commercially viable terms or we terminate development of any of our product candidates due to difficulties or delays encountered in the regulatory approval process, it will have a material adverse impact on our business and we will be dependent on the development of our other product candidates and/or our ability to successfully acquire other products and technologies.

In addition, we intend to market certain of our products, and perhaps have certain of our products manufactured, in foreign countries. The process of obtaining approvals in foreign countries is subject to delay and failure for similar reasons.

Even though we obtained FDA approval of the Vitrase® NDA for use as a spreading agent, our ability to commercialize Vitrase® for such use is dependent upon the terms of our collaboration with Allergan.

We have entered into a collaboration with Allergan, Inc. relating to Vitrase® for ophthalmic uses for the posterior region of the eye. If we obtain regulatory approval for Vitrase® for any such uses in the United States and Europe, we will be dependent on Allergan for the commercialization of Vitrase® for such uses in these markets. We are currently in discussions with Allergan regarding marketing and other strategies for Vitrase®. Allergan has informed us of its position that we need its authorization pursuant to our collaboration to market Vitrase® on our own as a spreading agent, which Allergan asserts has not been provided. In addition, Allergan may be unwilling to pursue the marketing and commercialization of Vitrase® with any final approved labeling that does not meet its satisfaction. Any dispute regarding our rights or Allergan’s rights under our collaboration or otherwise would be costly, time-consuming and potentially delay or possibly prevent the launch of any approved Vitrase® product.

If our product candidates are approved by the FDA but do not gain market acceptance, our business will suffer because we might not be able to fund future operations.

A number of factors may affect the market acceptance of Vitrase®, Istalol™, Xibrom™, Caprogel® or any other products we develop or acquire in the future, including, among others:

•	the price of our products relative to other therapies for the same or similar treatments;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their prescribed treatments;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

In addition, our ability to market and promote our products will be restricted to the labels approved by the FDA. If the approved labels are restrictive, our sales and marketing efforts and market acceptance and the commercial potential of our products may be negatively affected. For example, should the market not widely accept Vitrase® for usage based on the label of the approved NDA, we may have to await approval of additional indications in order to reach the full market potential for this drug.

If our products do not gain market acceptance we may not be able to fund future operations, including the development or acquisition of new product candidates and/or our sales and marketing efforts for our approved products, which would cause our business to suffer.

If we are unable to sufficiently develop our sales, marketing and distribution capabilities and/or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We currently are in the process of developing our sales, marketing and distribution capabilities. However, our current capabilities in these areas are limited. In order to commercialize any products successfully, we must internally develop substantial sales, marketing and distribution capabilities, and/or establish collaborations or other arrangements with third parties to perform these services. We do not have extensive experience in these areas, and we may not be able to establish adequate in-house sales, marketing and distribution capabilities or engage and effectively manage relationships with third parties to perform any or all of such services. For example, although we intend to develop our own sales and marketing capabilities (either in-house and/or through contractual arrangements with third parties) with respect to our other product candidates, we intend to rely on the sales and marketing capabilities of Allergan in the United States and Europe and Otsuka Pharmaceuticals, Co. Ltd. in Japan, respectively, to market Vitrase® for ophthalmic uses for the posterior region of the eye. To the extent that we enter into co-promotion, licensing or other third party arrangements, our product revenues and returns are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

We have not generated any revenue from product sales to date, we have a history of net losses and negative cash flow, and we may never achieve or maintain profitability.

We have not generated any revenue from product sales to date, and we may never generate revenues from product sales in the future. Even if we do achieve significant revenues from product sales, we expect to incur significant operating losses over the next several years. We have never been profitable, and we might never become profitable. As of March 31, 2004, our accumulated deficit was $152.9 million, including a net loss of approximately $25.2 million for the year ended December 31, 2003. As of March 31, 2004, we had approximately $42.5 million in cash and short-term investments and working capital of $39.0 million. We believe our current cash and cash equivalents on hand will be sufficient to finance anticipated capital and operating requirements for at least the next twelve months. If we engage in acquisitions of companies, products, or technology in order to execute our business strategy, we may need to raise additional capital. We may be required to raise additional capital in the future through collaborative agreements, private investment in public equity financings, and various other public or private equity or debt financings. If we are required to raise additional capital in the future there can be no assurance that the additional financing will be available on favorable terms, or at all.

We may be unable to execute our strategic plan to transition to a specialty pharmaceutical company, which could have a material adverse impact on our business and financial condition.

Our strategy to transition to a specialty pharmaceutical company will be dependent upon our ability to gain regulatory approval and market acceptance for our existing late-stage ophthalmic product candidates, build a commercial infrastructure to support multiple ophthalmic product launches, conduct business development efforts to further expand our late-stage product pipeline, and pursue opportunistic acquisitions of marketed products.

We have limited sales, marketing and distribution capabilities to support the marketing of any products, and we do not have experience in managing third-party manufacturers of any products in commercial quantities. In addition, if we acquire or obtain licenses for late-stage development products, our ability to successfully commercialize such products will also be dependent on our ability to successfully complete development of such products, including obtaining the necessary regulatory approvals. For example, we have obtained licenses for U.S. marketing rights to Istalol™ and Xibrom™ from Senju, and we have obtained a license for worldwide rights to Caprogel® from the Eastern Virginia Medical School. Senju is responsible for the development of Istalol™, including obtaining the necessary regulatory approvals in the United States. We are responsible for the development of Xibrom™ and Caprogel®.

We may not be able to identify any product acquisition opportunities or be successful in negotiating favorable terms for any such product acquisitions. Should we be successful in acquiring or licensing any products, we will need to establish and enhance our sales, marketing, distribution and manufacturing capabilities, each of which will require substantial financial and management resources. Our failure to establish effective sales, marketing, distribution and manufacturing capabilities on a timely basis would adversely affect our ability to commercialize our products, including any acquired products. If we are unable to execute our strategic plan to transition to a specialty pharmaceutical company on a timely basis, our ability to generate revenues would be substantially impaired which would materially harm our business and financial condition.

If we have problems with our contract manufacturers, our product development and commercialization efforts could be delayed or stopped.

We have entered into a master services agreement with R.P. Scherer West, Inc. (which has been subsequently acquired by Cardinal Health, Inc.), for the manufacture of commercial quantities of Vitrase®. We also intend to use a contract manufacturer to assist us in the development and manufacture of the new package configurations of Vitrase®. We have also entered into a manufacturing services agreement with Bausch & Lomb Incorporated for the manufacture of commercial quantities, if approved, of Istalol™ and Xibrom™. To date, we have needed these products only in amounts sufficient for clinical trials. Before any contract manufacturer can produce commercial quantities of a product, we must demonstrate to the FDA’s satisfaction that the product source for commercial quantities is substantially equivalent to the supply of the product used in our clinical trials. Such demonstration may include the requirement to conduct additional clinical trials. In December 2003, we submitted documents to the FDA seeking to qualify Bausch & Lomb as a manufacturer of Istalol™. In addition, the manufacturing facilities of all of our contract manufacturers must comply with current Good Manufacturing Practice (“cGMP”) regulations, which the FDA strictly enforces. Moreover, the facilities of the contract manufacturer must undergo and pass pre-approval inspections by the FDA before any of our products can be approved for commercial manufacture. We cannot assure you that Cardinal Health, Bausch & Lomb, or any other manufacturer we may contract with in the future will be able, as applicable, to develop processes necessary to produce substantially equivalent product or that regulatory authorities will approve them as a manufacturer. Failure to develop necessary production processes or receive regulatory approval of our manufacturers could delay or stop our efforts to develop and commercialize our product candidates.

Our marketing partners may terminate, or fail to perform their duties under, our agreements, in which case our ability to commercialize our products may be significantly impaired.

We have entered into collaborations with Allergan and Otsuka Pharmaceuticals relating to Vitrase® for ophthalmic uses for the posterior region of the eye, and with Senju relating to Istalol™ and Xibrom™. If we obtain regulatory approval for Vitrase® for any such uses in the United States and Europe, we will be dependent on Allergan for the commercialization of Vitrase® for any such uses in these markets. We depend on Otsuka for obtaining regulatory approval of Vitrase® for any such uses in Japan, and if such approval is obtained, we will be dependent upon Otsuka for the commercialization of Vitrase® for such approved uses in Japan. We will also be dependent on Senju for obtaining regulatory approval for Istalol™ in the United States. The amount and timing of resources that Allergan, Otsuka, and Senju dedicate to our collaborations is not within our control. Accordingly, any breach or termination of our agreements by, or disagreements with, these collaborators could delay or stop the development and/or commercialization of our product candidates, or adversely impact our receipt of milestone payments, profit splits, royalties, and other consideration from these collaborations. Our collaborative partners may change their strategic focus, terminate our agreements on relatively short notice, or pursue alternative technologies. Although our agreements with Allergan, Otsuka and Senju contain reciprocal terms providing that neither we nor they may develop products that directly compete in the same form with the products involved in the collaboration, there can be no assurances that our collaborators will not develop competing products in different forms or products that compete indirectly with our products. Accordingly, unfavorable developments relating to our strategic partners could have a significant adverse effect on us and our financial condition.

If we have problems with our sole source suppliers, our product development and commercialization efforts for our product candidates could be delayed or stopped.

Some materials used in our products are currently obtained from a single source. Biozyme Laboratories, Ltd. is currently our only source for highly purified ovine hyaluronidase, which is the active ingredient in Vitrase®. We are currently renegotiating our agreement with Biozyme. If we are unable to renegotiate our agreement on terms acceptable to us, we may be required to obtain ovine hyaluronidase from a third party supplier, if available. Commercial quantities of Vitrase® will be supplied by Cardinal Health as the sole source. Both Istalol™ and Xibrom™, if approved, will be supplied by Bausch & Lomb.

We have not established and may not be able to establish arrangements with additional suppliers for these ingredients or products. Difficulties in our relationship with our suppliers or delays or interruptions in such suppliers’ supply of our requirements could limit or stop our ability to provide sufficient quantities of our products, on a timely basis, for clinical trials and, if our products are approved, could limit or stop commercial sales, which would have a material adverse effect on our business and financial condition. While we are currently pursuing additional sources for these products and materials, our success in establishing such additional supply arrangements cannot be assured.

We depend on our Chief Executive Officer, Vicente Anido, Jr., Ph.D., and other key personnel, to execute our strategic plan to transition to a specialty pharmaceutical company.

Our success largely depends on the skills, experience and efforts of our key personnel, including Chief Executive Officer, Vicente Anido, Jr., Ph.D. We have entered into a written employment agreement with Dr. Anido that can be terminated at any time by us or by Dr. Anido. In the event Dr. Anido’s employment is terminated, other than for cause or voluntarily by Dr. Anido, Dr. Anido will receive nine months of salary as severance compensation. In the event Dr. Anido’s employment is terminated after a change of control (such as a merger where we are bought by another entity, or a sale of substantially all of our assets), other than for cause or voluntarily by Dr. Anido, then Dr. Anido’s stock options will immediately vest and become exercisable in full, and Dr. Anido will receive twenty-four months of salary as severance compensation. We do not maintain “key person” life insurance policies covering Dr. Anido. The loss of Dr. Anido, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

Risks Related to Our Industry

Compliance with the extensive government regulations to which we are subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.

Extensive industry regulation has had, and will continue to have, a significant impact on our business. All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and to a lesser extent by the U.S. Drug Enforcement Administration (“DEA”), and foreign and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Under certain of these regulations, we and our contract suppliers and manufacturers are subject to periodic inspection of our or their respective facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we and our contract suppliers and manufacturers are in compliance with all applicable regulations. The FDA also conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems, or our contract suppliers’ and manufacturers’ processes, are in compliance with cGMP and other FDA regulations.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet.

We are dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping our products. Consequently, there is always a risk that the FDA or other applicable governmental authorities will not approve our products, or will take post-approval action limiting or revoking our ability to sell our products, or that the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

Our suppliers and manufacturers are subject to regulation by the FDA and other agencies, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers, which could delay the supply of our products to market.

Regulatory requirements applicable to pharmaceutical products make the substitution of suppliers and manufacturers costly and time consuming. We have no internal manufacturing capabilities and are, and expect to be in the future, entirely dependent on contract manufacturers and suppliers for the manufacture of our products and for their active and other ingredients. The disqualification of these suppliers through their failure to comply with regulatory requirements could negatively impact our business because the delays and costs in obtaining and qualifying alternate suppliers (if such alternative suppliers are available, which we cannot assure) could delay clinical trials or otherwise inhibit our ability to bring approved products to market, which would have a material adverse affect on our business and financial condition.

We may be required to initiate or defend against legal proceedings related to intellectual property rights, which may result in substantial expense, delay and/or cessation of our development and commercialization of our products.

We rely on patents to protect our intellectual property rights. The strength of this protection, however, is uncertain. For example, it is not certain that:

•	our patents and pending patent applications cover products and/or technology that we invented first;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	any of our pending patent applications will result in issued patents; and

•	any of our issued patents, or patent pending applications that result in issued patents, will be held valid and infringed in the event the patents are asserted against others.

We currently own or license 25 U.S. and foreign patents and 49 U.S. and foreign pending patent applications. There can be no assurance that our existing patents, or any patents issued to us as a result of such applications, will provide a basis for commercially viable products, will provide us with any competitive advantages, or will not face third-party challenges or be the subject of further proceedings limiting their scope or enforceability. We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. In addition, costly litigation could be necessary to protect our patent position. We license patents held by the Eastern Virginia Medical School (for Caprogel®) and Senju (for Istalol™ and Xibrom™). Some of these license agreements do not permit us to control the prosecution, maintenance, protection and defense of such patents. If the licensor chooses not to protect its own patent rights, we may not be able to take actions to secure our related product marketing rights. In addition, if such patent licenses are terminated before the expiration of the licensed patents, we may no longer be able to continue to manufacture and sell such products as may be covered by the patents.

We also rely on trademarks to protect the names of our products. These trademarks may be challenged by others. If we enforce our trademarks against third parties, such enforcement proceedings may be expensive. We have exclusively licensed the trademark Vitrase® to Allergan under our collaboration agreement. Some of our other trademarks, including Caprogel™ and Xibrom™, are owned by or assignable to our licensors Eastern Virginia Medical School and Senju, and upon expiration or termination of the license agreements, we may no longer be able to use these trademarks.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and we might not be able to resolve these disputes in our favor.

In addition to protecting our own intellectual property rights, third parties may assert patent, trademark or copyright infringement or other intellectual property claims against us based on what they believe are their own intellectual property rights. We may be required to pay substantial damages, including but not limited to treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights. If such a license is available at all, it may require us to pay substantial royalties or other fees.

If third-party reimbursement is not available, our products may not be accepted in the market.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health insurers, managed care organizations and other healthcare providers.

Third-party payers are increasingly attempting to limit both the coverage and the level of reimbursement of new drug products to contain costs. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. If we succeed in bringing one or more of our product candidates to market, third-party payers may not establish adequate levels of reimbursement for our products, which could limit their market acceptance and result in a material adverse effect on our financial condition.

The rising cost of healthcare and related pharmaceutical product pricing has lead to cost-containment pressures that could cause us to sell our products at lower prices, resulting in less revenue to us.

Any of our products for which we have obtained FDA approval may be purchased or reimbursed by state and federal government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”) and managed care organizations (“MCOs”). Third party payors increasingly challenge pharmaceutical product pricing. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and various legislative proposals and enactments to reform healthcare and government insurance programs, including the Medicare Prescription Drug Modernization Act of 2003, could significantly influence the manner in which pharmaceutical products are prescribed and purchased, resulting in lower prices and/or a reduction in demand. Such cost containment measures and healthcare reforms could adversely affect our ability to sell our products. Furthermore, individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third party payors or other restrictions could negatively and materially impact our revenues and financial condition. We anticipate that we will encounter similar regulatory and legislative issues in most other countries outside the United States.

We face intense competition and rapid technological change that could result in the development of products by others that are superior to the products we are developing.

We have numerous competitors in the United States and abroad, including, among others, major pharmaceutical and specialized biotechnology firms, universities and other research institutions that may be developing competing products. Such competitors may include Allergan, Alcon Laboratories, Inc., Bausch & Lomb, Novartis Ophthalmics (a unit of Novartis AG), Pfizer and Eli Lilly and Company. These competitors may develop technologies and products that are more effective or less costly than our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources and product development, manufacturing and marketing experience and capabilities than we do. Many of our competitors also have more resources committed to and expertise in effectively commercializing, marketing, and promoting products approved by the FDA, including communicating the effectiveness, safety and value of the products to actual and prospective customers and medical professionals. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of pharmaceutical product candidates and obtaining FDA and other regulatory approvals of products and therapies for use in healthcare.

We are exposed to product liability claims, and insurance against these claims may not be available to us on reasonable terms or at all.

The design, development, manufacture and sale of our products involve an inherent risk of product liability claims by consumers and other third parties. As we begin to commercialize, market, and promote our approved products, like Vitrase® for use as a spreading agent, we may be subject to various product liability claims. In addition, we may in the future recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors or other safety or regulatory reasons. We cannot assure you that we will not experience material losses due to product liability claims, product recalls or corrections. These events, among others, could result in additional regulatory controls, such as the performance of costly post-approval clinical studies or revisions to our approved labeling that could limit the indications or patient population for our products or could even lead to the withdrawal of a product from the market. Furthermore, any adverse publicity associated with such an event could cause consumers to seek alternatives to our products, which may cause our sales to decline, even if our products are ultimately determined not to have been the primary cause of the event.

We currently maintain sold products and clinical trial liability insurance with per occurrence and aggregate coverage limits of $5 million. The coverage limits of our insurance policies may be inadequate to protect us from any liabilities we might incur in connection with clinical trials or the sale of our products. Product liability insurance is expensive and in the future may not be available on commercially acceptable terms, or at all. A successful claim or claims brought against us in excess of our insurance coverage could materially harm our business and financial condition.

Risks Related to Our Stock

Our stock price is subject to significant volatility.

Since 2001 until the present, the daily closing price per share of our common stock has ranged from a high of $133.75 per share to a low of $2.60 per share (as adjusted for the 1-for-10 reverse stock split effected November 2002). Our stock price has been and may continue to be subject to significant volatility. The following factors, in addition to other risks and uncertainties described in this section and elsewhere in this prospectus, may cause the market price of our common stock to fall:

•	the scope, outcome and timeliness of any governmental, court or other regulatory action that may involve us (including, without limitation, the scope, outcome or timeliness of any inspection or other action of the FDA);

•	the availability to us, on commercially reasonable terms or at all, of third-party sourced products and materials;

•	developments concerning proprietary rights, including the ability of third parties to assert patents or other intellectual property rights against us which, among other things, could cause a delay or disruption in the development, manufacture, marketing or sale of our products;

•	competitors’ publicity regarding actual or potential products under development or new commercial products;

•	period-to-period fluctuations in our financial results;

•	public concern as to the safety of new technologies;

•	future sales of debt or equity securities by us;

•	sales of our common stock by our directors, officers or significant shareholders;

•	comments made by securities analysts; or

•	economic and other external factors, including disasters and other crises.

We participate in a highly dynamic industry, which often results in significant volatility in the market price of our common stock irrespective of company performance. Fluctuations in the price of our common stock may be exacerbated by conditions in the healthcare and technology industry segments or conditions in the financial markets generally.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

The average daily trading volume in our common stock for the twelve-month period ended March 31, 2004 was approximately 41,639 shares, and the average daily number of transactions was approximately 84 for the same period. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Future sales of shares of our common stock may negatively affect our stock price.

As a result of our bridge financing in September 2002, our PIPE financing transaction in November 2002, and our follow-on public offering in November 2003, we issued approximately 15.6 million shares of our common stock. The shares of common stock issued in connection with these transactions represents approximately 89% of our common stock as of March 31, 2004. In connection with our bridge financing and our PIPE financing transaction, we also issued warrants exercisable for the purchase of up to an aggregate of 1,842,104 shares of our common stock based upon a purchase price of $3.80 per share. We filed a registration statement on Form S-3 (Registration No. 333-103820), which was declared effective on June 6, 2003, to cover sales of the shares issued to the PIPE investors and issuable to the PIPE and bridge investors upon conversion of the warrants. The exercise of these warrants could result in significant dilution to our shareholders at the time of exercise. We also filed a registration statement on Form S-2 (Registration No. 333-109576) in connection with our follow-on public offering, which was declared effective on November 12, 2003, to cover sales of the shares issued the investors. On April 23, 2004 we filed a universal shelf registration statement on Form S-3 (Registration No. 333-114815) with the Securities and Exchange Commission providing for the offering from time to time of up to $75,000,000 of our securities, which may consist of common stock, preferred stock, warrants, or debt securities. This registration statement also includes up to 3,600,000 shares of our common stock to be offered by certain selling stockholders.

In the future, we may issue additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, which could result in significant dilution to our shareholders.

Concentration of ownership could delay or prevent a change in control or otherwise influence or control most matters submitted to our stockholders.

Our directors, officers, and principal stockholders together control approximately 64.5% of our voting securities, a concentration of ownership that could delay or prevent a change in control. Our executive officers and directors beneficially own approximately 4.4% of our voting securities and our 5% or greater stockholders beneficially own approximately 60.1% of our voting securities. These stockholders, if acting together, would be able to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors, delaying or preventing a change of control, and the consideration of transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Our shareholder rights plan, provisions in our charter documents, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock, and could entrench management.

We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals, thereby entrenching current management and possibly depressing the market price of our common stock. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:

•	a classified board of directors;

•	the ability of the board of directors to designate the terms of and issue new series of preferred stock;

•	advance notice requirements for nominations for election to the board of directors; and

•	special voting requirements for the amendment of our charter and bylaws.

We are also subject to anti-takeover provisions under Delaware law, each of which could delay or prevent a change of control. Together these provisions and the shareholder rights plan may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by words like “may,” “will,” “should,” “could,” “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “predicts,” “potential,” “continue” and similar expressions. You should not rely on these forward-looking statements. These forward-looking statements are subject to substantial risks, uncertainties and assumptions. Some of the factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under “Risk Factors” in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus. These factors include, but are not limited to:

•	our ability to successfully develop, obtain regulatory approvals for and market our products;

•	our ability to generate and maintain sufficient cash resources to increase investment in our business;

•	the contribution to our results of new product launches;

•	the timing or results of pending or future clinical trials;

•	actions by the FDA and other regulatory agencies;

•	demand and market acceptance for products, if approved; and

•	the effect of changing economic conditions.

If one or more of these risks or uncertainties materialize, or if any underlying assumptions proves incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to update or revise any forward-looking statements to reflect future events or developments.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	our debt securities;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	shares of our preferred stock; or

•	shares of our common stock.

The total offering price of these securities will not exceed $75,000,000. In addition, under this shelf registration statement, the selling stockholders also may sell up to 3,600,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add or update information contained in this prospectus.

We or the selling stockholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds we receive from the sale of the securities offered by this prospectus will be used for general corporate purposes, which may include:

•	financing potential acquisitions of complementary businesses, assets, technologies and products that we may consider from time to time;

•	funding the development and growth of our product offerings and business; and

•	general working capital.

Pending these uses, we may temporarily use the net proceeds to make short-term investments or reduce short-term borrowings, if any.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” described below.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware may also affect the terms of our common stock.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which 1,000,000 have been designated Series A Participating Preferred Stock.

Voting Rights

Each holder of common stock is entitled to attend all special and annual meetings of the stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of common stock are entitled to one vote per share. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our then outstanding voting securities, voting together as a single class, is required for the amendment, repeal or modification of the provisions of Articles IX (Cumulative Voting and Election of Directors), X (Amendment of Bylaws), XI (Supermajority Voting Requirements) and XII (Location of Meetings and Corporate Records) of our Amended and Restated Certificate of Incorporation, and Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), 2.10

(Voting), 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of our Amended and Restated Bylaws. Other matters submitted to our common stockholders require majority approval.

Liquidation Rights

In the event of any dissolution, liquidation or winding up of ISTA, whether voluntary or involuntary, the holders of common stock will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and have paid, or set aside for payment, the full preferential amounts, if any, to any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up.

Dividends

Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith when and as declared by the board. To date we have not paid dividends on our common stock.

Other Rights and Restrictions

The holders of common stock have no preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other securities of ISTA or to have their shares redeemed by us. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders shall be subject to any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “ISTA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer and Trust Company.

Shareholder Rights Plan

Under our Shareholder Rights Plan, which was last amended in November 2002, one purchase right is attached to each share of our common stock pursuant to which the holder of such share of common stock will, in certain takeover-related circumstances, become entitled to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at a price of $50.00, subject to adjustment, with each share having substantially the rights and preferences of 1,000 shares of common stock. The rights will separate from the common stock after a person or entity or group of affiliated or associated persons, which we refer to as an “acquiring person,” acquires, or commences a tender offer that would result in a person or group acquiring, beneficial ownership of 15% or more of our outstanding common stock. Grants of stock options and restricted stock by our Board of Directors (and its committees) to our officers, including under contractual commitments, will not, by itself, cause an officer to become an acquiring person under the Shareholder Rights Plan. Also, in certain takeover-related circumstances, each right (other than those held by an acquiring person) will be exercisable for shares of our common stock or stock of the acquiring person having a market value of twice the exercise price. Once certain triggering events have occurred to cause the rights to become exercisable, each right may be exchanged by us for one share of common stock.

Upon the issuance of any shares of Series A Participating Preferred Stock under the Shareholder Rights Plan, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive, if and when declared by our Board of Directors, quarterly dividends equal to 1,000 times the aggregate per share amount of any dividends declared on any shares of our common stock. Whenever such quarterly dividends are in arrears, we may not declare dividends on, make any distributions to or otherwise redeem or purchase any shares of our stock ranking junior to or on parity with the Series A Participating Preferred Stock. Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all maters submitted to a vote of our stockholders. Upon any liquidation, dissolution or winding up of our company or the merger, consolidation or combination of our company, the holders of the shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock.

After issuance, we may redeem the purchase rights to the Series A Participating Preferred Stock at any time, prior to the fifth day following the attainment of 15% or more of our then outstanding common stock by an acquiring person (or such later date as may be determined by action of our Board of Directors and publicly announced by us), before their expiration on January 25, 2012 at a redemption price of $0.001 per right.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (1) the board of directors prior to the date the interested stockholder obtained such status or (2) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of our decision not to elect out of the statute’s provisions, the statute applies to us. The statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations of Director Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to ISTA or its stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to ISTA or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.

General

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things: restricting dividends on the common stock; diluting the voting power of the common stock; impairing the liquidation rights of the common stock; delaying or preventing a change in control of our company without further action by the stockholders.

Preferred Stock That We May Offer and Sell to You

Our board is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our Series A Participating Preferred Stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar. The Transfer agent and Registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the Trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement which includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

We may issue, together with other securities or separately, warrants to purchase our common stock, preferred stock or debt securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, the number of shares of common stock and the number of shares of preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

SELLING STOCKHOLDER

The prospectus supplement for any offering of the common stock by the selling stockholders will include the following information:

•	the number of shares of common stock then held by the selling stockholder;

•	the number of shares of common stock offered by the selling stockholder; and

•	the number of shares (and, if one percent or more, the percentage) of common stock to be owned by the selling stockholder after completion of the offering.

The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of May 6, 2004 by each of the selling stockholders.

Name of Beneficial Owner	Shares Owned Prior to the Offering			Shares Being Sold in the Offering	Shares Owned After the Offering
	Number		Percentage		Number	Percentage
Sprout Capital IX, L.P. (a)(b)	4,897,342	(1)	27.04%	2,040,000	2,857,342	15.78%
Investor Growth Capital Limited (c)	2,766,841	(2)	15.52%	1,092,000	1,674,841	9.39%
Investor Group, L.P. (c)	1,185,789	(3)	6.73%	468,000	717,789	4.07%

(1)	Including 653,978 shares of common stock underlying currently exercisable warrants.
(2)	Including 372,105 shares of common stock underlying currently exercisable warrants.
(3)	Including 159,474 shares of common stock underlying currently exercisable warrants.
(a)	Affiliate of broker-dealer. Based upon representations made to ISTA by this affiliate, this affiliate purchased the shares of our common stock and warrants exercisable for the purchase of our common stock in the ordinary course of business, and at the time of such purchase, this affiliate had no agreements or understandings, directly or indirectly, with any person to distribute the shares of our common stock or the shares of common stock issuable upon exercise of the warrants.
(b)	Kathleen D. LaPorte, a director of ISTA Pharmaceuticals, Inc., is also a General Partner in the Healthcare Technology Group of the Sprout Group, and is a Managing Director of DLJ Capital Corp., which is the Managing General Partner of Sprout Capital IX, L.P. Ms. LaPorte disclaims beneficial ownership of the listed shares. Except to the extent of her pecuniary interest therein.
(c)	Liza Page Nelson, a director of ISTA Pharmaceuticals, Inc., is also a Managing Director and Co-Head of Healthcare Investing Activities for Investor Growth Capital, an affiliate of Investor Growth Capital Limited and Investor Group, L.P. Ms. Nelson disclaims beneficial ownership of the listed shares. Except to the extent of her pecuniary interest therein.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

The selling stockholders which includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests may sell any of the securities being offered under this prospectus in any one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	as exchange distributions in accordance with the rules of the applicable exchange;

•	directly to purchasers, including institutional investors;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through privately negotiated transactions;

•	through remarketing firms;

•	in short sales;

•	through a combination of any of these methods of sale; or

•	through any other lawful method.

In addition, the selling stockholders may sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144, or by any other legally available means.

In all cases, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will set forth in a prospectus supplement the terms of the offering of the securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the common stock may be listed.

Agents

We and the selling stockholder may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters or Dealers

If we and the selling stockholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We and the Selling Shareholders may use underwriters with whom we and they have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and the selling stockholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We and the selling stockholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

The selling stockholders may use agents and underwriters to solicit offers by certain institutions to purchase securities from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by the selling stockholders.

Direct Sales

We and the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Common Stock

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market under the symbol “ISTA”. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid; however, the passive market maker’s bid must then be lowered to a level not higher than the highest independent bid, provided that the passive market maker need not lower its bid until its purchases equal or exceed the lesser of two times the NASD’s minimum quotations size for the security or the purchase limitations set forth in Rule 103.

Hedging and Other Transactions

In addition to the manners of distribution described above, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

Pledges; Certain Transfers and Donations

From time to time, a selling stockholder may pledge or grant a security interest in some or all of our common stock owned by them. If such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. A selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by a selling stockholder will decrease as and when such selling stockholder transfers or donates its shares of our common stock or defaults in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that each of the transferees, donees, pledgees, other secured parties or other successors in interest will be a selling stockholder for purposes of this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s Web site on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 26, 2004;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 10, 2004;

3.	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

4.	All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

You may request a copy of these filings, at no cost, by writing us at ISTA Pharmaceuticals, Inc., Chief Financial Officer, 15279 Alton Parkway, Suite 100, Irvine, CA 92618 or calling us at (949) 788-6000.